Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

by and among

Vinco Ventures, Inc.,

AdRizer LLC,

The Members of AdRizer LLC,

Phantom Unit Holders of AdRizer LLC,

and

Innovated Assets, LLC as Sellers’ Representative

dated as of

February 11, 2022

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-ii-

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Section 6.07	Tax Contests	86
Section 6.08	Survival; Overlap	87
Section 6.09	Tax Refunds	87
Section 6.10	Tax Covenants	87
Section 6.11	Transfer Taxes	87
Section 6.12	[Intentionally Omitted].	88
Section 6.13	Tax Advice and Reliance	88

Article VII [Intentionally Omitted]		88

Article VIII Indemnification		88

Section 8.01	Survival of the Seller Members’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations	88
Section 8.02	Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations	88
Section 8.03	Indemnification By the Seller Members	89
Section 8.04	Indemnification by the Buyer	90
Section 8.05	Indemnification Procedures.	91
Section 8.06	Limitation as to Certain Qualifiers	92
Section 8.07	Limitation on Indemnification; Payments.	92
Section 8.08	Exclusion of Other Remedies	94
Section 8.09	Effect of Investigation	94
Section 8.10	Tax Treatment	94

Article IX MISCELLANEOUS		95

Section 9.01	Expenses	95
Section 9.02	Notices	95
Section 9.03	Interpretation	96
Section 9.04	Headings	96
Section 9.05	Severability	96
Section 9.06	Entire Agreement	96
Section 9.07	Successors and Assigns	97
Section 9.08	No Third-party Beneficiaries	97
Section 9.09	Amendment and Modification; Waiver	97
Section 9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.	97
Section 9.11	Disclosure Schedules	99
Section 9.12	Specific Performance	98
Section 9.13	Counterparts	98
Section 9.14	Time of the Essence	98
Section 9.15	Further Assurances	98

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SCHEDULES AND EXHIBITS

Schedules

Schedule A	Accounting Principles
Schedule B	Membership Interests, Performance Units, Allocation of Closing Cash Payment, and Equity Percentages
Schedule C	Contractors
Schedule D	Organizational Chart

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Joinder and Release Agreement
Exhibit C	Form of Assignment
Exhibit D	Officer’s Certificate
Exhibit E	Amendment to Mind Tank Operating Agreement
Exhibit F	Form of Assignment of Mind Tank Intellectual Property
Exhibit G	Disclosure and Information Statement
Exhibit H	Disclosure and Information Statement – Phantom Units

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UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of the 11th day of February, 2022 (the “Closing Date”), by and among Vinco Ventures, Inc., a Nevada corporation (“Buyer”), AdRizer LLC, a Delaware limited liability company (the “Company”), the members of the Company listed on the signature pages hereto and the holders of Phantom Performance Units executing a Joinder and Release Agreement (each a “Seller Member” and collectively the “Seller Members”), Innovated Assets, LLC, in its capacity as the Sellers’ Representative, as described in Section 5.07 (the “Sellers’ Representative”), and solely for purposes of Section 5.02 (Non-Competition; Non-Solicitation) and Article IX (Miscellaneous), Kenneth Bond, an individual, and Grant Herren, an individual. The Seller Members are sometimes referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.” The Buyer, the Company, and the Seller Parties (and Kenneth Bond, an individual, and Grant Herren, an individual, solely for purposes of Section 5.02 (Non-Competition; Non-Solicitation) and Article IX (Miscellaneous)) are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller Members collectively own all of the issued and outstanding membership interests (the “Membership Interests”) in the Company and performance units (“Phantom Performance Units”) under the AdRizer LLC 2018 Phantom Equity Plan, including any amendments thereto (the “Phantom Equity Plan”);

WHEREAS, each Seller Member holding Membership Interests wishes to sell to Buyer, and Buyer wishes to purchase from each such Seller Member, all of the Membership Interests owned by such Seller Member (such Membership Interests being purchased hereunder the “Purchased Interests”), subject to the terms and conditions set forth herein;

WHEREAS, the Parties wish to cancel the Phantom Performance Units (the “Phantom Interests”) in exchange for the applicable portion of the Aggregate Purchase Price payable hereunder with respect to such Phantom Performance Units; and

WHEREAS, a portion of the Aggregate Purchase Price (as defined below) payable by Buyer to the Seller Members and to the holders of Phantom Performance Units hereunder shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to be legally bound as follows:

Article I
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Acceleration Election” shall have the meaning set forth in Section 2.08(a).

“Accounting Principles” means (a) the principles, policies and procedures expressly set forth on Schedule A; and (b) to the extent not inconsistent with the foregoing, the historical accounting principles, policies and procedures of the Company.

“Act” shall mean the Delaware Limited Liability Company Act.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any direct or indirect predecessor of the Company, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any direct or indirect predecessor of the Company.

“Aggregate Purchase Price” has the meaning set forth in Section 2.02.

“Agreement” has the meaning set forth in the preamble.

“Amended Mind Tank Operating Agreement” means the Mind Tank Operating Agreement as amended by the Amendment to Mind Tank Operating Agreement.

“Amendment to Mind Tank Operating Agreement” has the meaning set forth in Section 2.10(a)(xv).

“Ancillary Documents” means the Escrow Agreement, the Assignment, the Joinder and Release Agreements, the Employment Agreement, the Amended Mind Tank Operating Agreement, the Mind Tank IP Assignment, and the other certificates, instruments, and documents required to be executed and delivered by any Party at or prior to the Closing pursuant to the provisions of this Agreement.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or other person to obtain or retain business or otherwise secure a business advantage, including the FCPA, the U.K. Bribery Act of 2010 (“Bribery Act”), and all other applicable national and international Laws prohibiting bribery and corruption, including those Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assignment” means an assignment of the Purchased Interests to Buyer in a form and substance satisfactory to Buyer and the Company.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Change of Control Transaction” means a transaction or series of related transactions constituting (i) the sale of all or substantially all of the assets of Buyer on a consolidated basis to a Person or group of related Persons (other than a direct or indirect subsidiary of Buyer), (ii) a merger, reorganization, or consolidation in which the outstanding Equity Interests of Buyer are converted into or exchanged for securities of the successor entity and/or other consideration and the holders of Buyer’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) the sale of outstanding Equity Interests of Buyer to a Person or group of related Persons (whether by merger, reorganization, consolidation, or otherwise) who, following such transaction or series of related transactions collectively own or control, directly or indirectly, securities comprising a majority of the voting power of Buyer (other than (x) a reincorporation of Buyer in another jurisdiction or (y) establishment of a holding company, in each case owned in the same proportion by the holders of Equity Interests in Buyer prior to such transaction), or (iv) a redemption or repurchase of Equity Interests by Buyer following which a Person or group of related Persons who do not own a majority of the outstanding voting power of Buyer prior to such transaction collectively own or control, directly or indirectly, securities comprising a majority of the voting power of Buyer; provided, however, that the Merger shall not be deemed to be a Buyer Change of Control Transaction.

“Buyer CoC Record Date” shall mean the record date for determining the shareholders of Buyer eligible to receive a portion of the transaction proceeds with respect to a Buyer Change of Control Transaction.

“Buyer Indemnified Taxes” means the Buyer’s share of any Transfer Taxes as set forth in Section 6.11.

“Buyer Indemnitees” has the meaning set forth in Section 8.03.

“Buyer Issue Price” means (a) the volume weighted average price per share of common stock of Buyer reported by Bloomberg LP for the 20 consecutive trading days ending on the trading day immediately preceding the Buyer Share Issuance Date, or (b) (i) if the price determined pursuant to the foregoing clause (a) is less than $5.00, the Buyer Issue Price means $5.00 (as adjusted proportionately to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events), and (ii) if the price determined pursuant to the foregoing clause (a) is greater than $8.00, the Buyer Issue Price means $8.00 (as adjusted proportionately to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“Buyer Share Issuance Date” means January 1, 2024.

“Buyer Tax Return” has the meaning set forth in Section 6.01(a).

“Buyer’s Accountants” means Marcum LLP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as signed into Law by the President of the United States on March 27, 2020.

“Cash” means the aggregate amount of any cash and cash equivalents of the Company as of 12:01 AM Eastern Time on the Closing Date, which shall include any checks, drafts, wire transfers, and credit transactions deposited or made for the account of the Company, but not yet reflected as available proceeds in the Company’s accounts but which shall not include the amount necessary to cover outstanding checks and wire transfers that have been mailed, transmitted, or otherwise delivered by the Company but have not cleared their respective banks or other accounts prior to such time.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash Payment” means an amount equal to (a) Thirty-Eight Million Dollars ($38,000,000), minus (b) the Estimated Indebtedness Amount, minus (c) the Estimated Transaction Expenses Amount, plus (d) the Estimated Positive Working Capital Adjustment Amount, if any, minus (e) the Estimated Negative Working Capital Adjustment Amount, if any, minus (f) the Escrow Amount.

“Closing Payroll Taxes” means the employer-portion of any federal, state, local or foreign payroll or employment Taxes, Social Security or Medicare contributions or other similar Taxes incurred or accrued with respect to all Indebtedness of the Company under or in connection with severance arrangements, retention bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, equity, phantom equity (including in connection with the Phantom Equity Plan) or other compensatory payments or penalties made or incurred in connection with the transactions contemplated by this Agreement to the extent such payments are earned prior to, or in connection with, the Closing and payment of the Closing Cash Payment.

“Closing Date” has the meaning set forth in the preamble.

“Closing Working Capital” means the Working Capital of the Company determined as of 12:01 AM Eastern Time on the Closing Date.

“Closing Working Capital Statement” means the Final Closing Working Capital delivered in accordance with Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company IP Agreements” means (a) licenses of Intellectual Property by Company to third parties, (b) licenses of Intellectual Property by third parties to Company, (c) agreements between Company and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet Web sites, in each case, that are used in connection with the business of the Company, (d) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Company Owned Intellectual Property, (e) licenses of Software by third parties to the Company, other than with respect to off-the-shelf, commercially available Software, and (f) all other licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Owned Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, Domain Names and copyrights, and pending applications for any of the foregoing.

“Company Licensed Intellectual Property” means any and all Intellectual Property licensed to Company pursuant to a Company IP Agreement.

“Company Owned Intellectual Property” means any and all Intellectual Property owned, or purported to be owned, by Company.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to (a) the privacy of users of the Company Products or of any Company Website, or (b) Processing of any User Data, or Personal Information, including about any employee.

“Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company or any predecessor.

“Company Software” means (a) all Software owned, or purported to be owned, by Company, (b) all Software material to the operation of the business of the Company, (c) all Software distributed, sold, licensed, or marketed by Company and (d) all Software incorporated into the Company Products.

“Company Systems” has the meaning set forth in Section 3.12(h).

“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

“Contracts” means all contracts, leases, mortgages, licenses, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral, to which a Person is bound.

“Conversion CoC Transaction” shall have the meaning set forth in Section 2.08(b).

“Current Assets” means Cash, accounts receivable, inventory, prepaid expenses, Company Owned Intellectual Property and other current assets, in all cases, as set forth in the Accounting Principles; but, excluding (a) the portion of any prepaid expense of which Buyer will not receive any benefit following the Closing; (b) current and deferred Tax assets; and (c) receivables among the Company and any of the Company’s controlled subsidiaries, in each case determined in accordance with the Accounting Principles.

“Current Liabilities” means (a) accounts payable, less the amount necessary to cover any outstanding checks and wire transfers that have been mailed, transmitted, or otherwise delivered by the Company in connection with the payment of such accounts payables, but which have not cleared their respective banks or other accounts prior to such time, and (b) other current liabilities of the Company incurred in its ordinary course of business, including accrued expenses (including accrued compensation, salary, benefits, expenses, commissions, bonuses (whether or not paid off at Closing and accrued rebates), paid time off, Deferred Revenue, and any credit card charges made by the Company that have not yet been debited from the Company’s account as of the Closing Date), in all cases, as set forth in the Accounting Principles; but, excluding (A) payables owed among the Company and any of the Company’s controlled subsidiaries and (B) current and deferred Tax liabilities, Transaction Expenses and any Indebtedness of the Company, determined in accordance with the Accounting Principles.

“Deductible” has the meaning set forth in Section 8.07(a).

“Defense Notice” has the meaning set forth in Section 8.05(a).

“Deferred Revenue” means the amount of any liability of the Company, calculated in accordance with the Accounting Principles, for the rendering of services pursuant to a Contract, which liability existed, but had not been discharged, as of the Closing.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Disclosure and Information Statement” shall mean the Seller Member Disclosure and Information Statement attached hereto as Exhibit G.

“Dispute Notice” has the meaning set forth in Section 2.04(b)(i).

“Dollars” or “$” means the lawful currency of the United States.

“Draft Allocation” has the meaning set forth in Section 6.06.

“Effectiveness Date” has the meaning set forth in Section 5.16(a).

“Employment Agreements” has the meaning set forth in Section 2.10(a)(xi).

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, conditional sale, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, transfer restriction, or restriction on use, voting, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any securities exercisable or convertible into the foregoing, and (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests or other partnership/limited liability company interests and any securities exercisable or convertible into the foregoing and any voting rights, rights of first refusal, and any other rights in connection with the foregoing.

“Equity Percentage” means, in respect of each Seller Member, the percentage of the Purchase Price Equity to be received by such Seller Member, as specified on Schedule B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wilmington Trust.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers’ Representative and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Amount” means Ten Million Dollars ($10,000,000), plus any interest or other income earned on or from the amounts deposited into escrow.

“Escrow Fund” has the meaning set forth in Section 2.03(d).

“Escrow Indemnification Liabilities” means Liabilities arising from a Party’s indemnification obligations under Sections 1.04 and 3.01 of the Escrow Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Indebtedness Amount” has the meaning set forth in Section 2.04(a)(i).

“Estimated Negative Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a)(i).

“Estimated Positive Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a)(i).

“Estimated Statement” or “Estimated Statements” has the meaning set forth in Section 2.04(a)(i).

“Estimated Transaction Expenses Amount” has the meaning set forth in Section 2.04(a)(i).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 3.27.

“Filing Deadline” shall have the meaning set forth in Section 5.16(a).

“Final Allocation” has the meaning set forth in Section 6.06.

“Final Closing Working Capital” has the meaning set forth in Section 2.04(b)(i).

“Final Deficiency” has the meaning set forth in Section 2.04(b)(iv).

“Final Excess” has the meaning set forth in Section 2.04(b)(v).

“Final Indebtedness Adjustment” has the meaning set forth in Section 2.04(b)(iii).

“Final Indebtedness Amount” has the meaning set forth in Section 2.04(b)(i).

“Final Negative Working Capital Adjustment” has the meaning set forth in Section 2.04(b)(iii).

“Final Positive Working Capital Adjustment” has the meaning set forth in Section 2.04(b)(iii).

“Final Release Date” means the date that is twelve (12) months from the Closing Date.

“Final Set-off Amount” has the meaning set forth in Section 2.02(c).

“Final Transaction Expenses Adjustment” has the meaning set forth in Section 2.04(b)(iii).

“Final Transaction Expenses Amount” has the meaning set forth in Section 2.04(b)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“Forfeited Purchase Price Equity” has the meaning set forth in Section 2.08(a).

“Fraud” means any misrepresentation or omission of a fact with the intention to deceive with respect to a representation or warranty set forth in this Agreement (other than the representations and warranties set forth in (i) the second sentence of Section 3.24(a) and (ii) Section 3.24(b)) or in any certificate furnished by the Company or the Seller Members pursuant to this Agreement (other than any such representation or warranty in such certificate made with reference to the representations and warranties set forth in (A) the second sentence of Section 3.24(a) and (B) Section 3.24(b) of this Agreement).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Representations of the Seller Members), 3.02 (Organization, Authority and Qualification of the Company), 3.03 (Capitalization), 3.04 (No Subsidiaries), 3.22 (Tax Matters) and 3.26 (Brokers) of this Agreement, and Sections 1, 2, and 3 of Article III of the Joinder and Release Agreements.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(xi).

“Government Official” means (a) any elected or appointed governmental official, (b) any employee or person acting for or on behalf of a governmental official, agency, or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office, or (d) any person otherwise categorized as a Government Official under local Law. As used in this definition, “government” includes all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional, or national as well as administrative, judicial, legislative, or executive).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, binding decree or determination, or award of any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, (a) all obligations of such Person for borrowed money, (b) any deficit balance in cash, (c) all obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (d) all obligations of such Person issued or assumed for deferred purchase price payments, (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, (i) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness at Closing, (j) without duplication, the aggregate amount of any severance, retention, equity, phantom equity (other than in connection with the Phantom Equity Plan), change of control and similar payment obligations or bonuses which is not paid as of or prior to the Closing and, solely as a result of the consummation of the Transactions, is owed to any current or former director, officer and/or employee of the Company, (k) Closing Payroll Taxes; (l) all Related Party Obligations, (m) any guaranty of any Indebtedness of any other Person of the kind referred to in the foregoing clauses (a) through (l) (other than Indebtedness of any Affiliate of the Company that is already included as an item of Indebtedness under another clause of this definition), (n) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (m), (o) any accrued but unpaid employer contributions payable under any Benefit Plan, (p) liabilities for accrued but unpaid Taxes of the Company through the Closing Date that are first due after the Closing Date (except to the extent included in Current Liabilities) and taking into consideration Section 6.03, (q) and Deferred Revenue (other than to the extent included as a Current Liability), and (r) any amounts payable by the Company under the Company’s 401(k) plan (other than to the extent included as a Current Liability). Notwithstanding the foregoing, that amount attributable to any liabilities or items included in the final determination of Closing Working Capital shall not be double counted in the calculation of Indebtedness.

“Indemnification Percentage” means, in respect of each Seller Member, (i) the Equity Percentage for such Seller Member until the aggregate amount of Losses for which such Seller Member is obligated to indemnify the Buyer Indemnitees pursuant to Section 8.03 (subject to the limitations in Article VIII) equals the aggregate amount of (a) the portion of the Aggregate Purchase Price actually received by such Seller Member (or in the case of unissued Purchase Price Equity, entitled to be received, as applicable) plus (b) the product of such Seller Member’s Equity Percentage and the portion of the Escrow Amount not included in the foregoing clause (a), and (ii) thereafter, zero for such Seller Member, and the Indemnification Percentage for each Seller Member whose Indemnification Percentage has not been reduced to zero pursuant to this clause (ii) shall thereafter be increased on a pro rata basis (i.e., based on then remaining relative Indemnification Percentages) with all such Seller Members whose Indemnification Percentage has not been reduced to zero. Any amounts payable to a Seller Member which are withheld by the Company or the Buyer for purposes of satisfying legally required tax withholding obligations shall be deemed not to have been actually received (or entitled to be received) by such Seller Member.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Independent Accountant” means such accounting firm mutually selected by Buyer and the Sellers’ Representative and who is a Person other than Seller Parties’ Accountants or Buyer’s Accountants.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names (“Domain Names”) and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Joinder and Release Agreements” has the meaning set forth in Section 2.10(a)(ii).

“Key Employee” means Kenneth Bond.

“Knowledge Individuals” means each of Kenneth Bond, Charissa Putnam, Abraham Elias, Harrison Cooley, Tyler Cooley, and Daniel Taylor.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means any matter, fact, or thing that is actually known to any Knowledge Individual, or that such Knowledge Individual would have obtained after making reasonable inquiry of such Knowledge Individual’s direct reports who shall include, in the case of Kenneth Bond, Charissa Putnam, and Abraham Elias (including for the avoidance of doubt, Zincora, LLC) the direct reports indicated on the organizational chart attached hereto as Schedule D (which for Zincora, LLC shall include Abraham Elias), whether or not such individuals or entities are employed or otherwise engaged by the Company as of the Closing.

“Law” means any statute, law, ordinance, regulation, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule having the effect of law of any Governmental Authority.

“Leak-Out Period” means the three (3) consecutive months immediately following the Buyer Share Issuance Date.

“Legal Proceeding” or “Proceeding” means any claim, action, cause of action, demand, hearing, audit, proceeding, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, formal or informal, public or private, whether at law or in equity, commenced, brought, conducted or heard by or before any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Liquid Securities” means securities that meet all of the following criteria as of the applicable time: (i) such securities are registered for resale pursuant to an effective registration statement under the Securities Act, or otherwise eligible for resale pursuant to Rule 144 without regard to volume limitations or manner of sale, (ii) such securities are not subject to restrictions on transfer other than (A) those that have would be imposed by the applicable Seller Member in the hands of such Seller Member and (B) customary restrictions on insider trading and trading during “black-out periods” applicable to all employees, officers and directors of the issuer of such securities or its Affiliates pursuant to such issuer’s and its Affiliates bona fide internal policies, and (iii) the class of such securities is listed for trading on the New York Stock Exchange or NASDAQ.

“Losses” means any claims, losses, deficiencies, judgments, interest, awards, penalties, fines, liabilities, damages, Taxes, costs, and expense of every kind and nature (including, unless otherwise provided in this Agreement, reasonable attorneys’ fees, expert consultant and witness fees, and costs of investigation and expenses, enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers); provided that Losses shall not include any of the following, except to the extent actually payable to any Person who is not a Buyer Indemnitee or a Seller Indemnitee, including any domestic or foreign court or Governmental Authority, pursuant to a Third Party Claim: (a) consequential, incidental, and indirect damages, (b) special, exemplary or punitive damages , (c) damages for lost profits, or (d) damages based upon a multiple of earnings (or any kind of similar damages based upon a multiple) or diminution in value.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Seller Members to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, development or change, in and of themselves, arising out of or attributable to: (i) any changes, conditions or effects in financial markets or the economy generally; (ii) changes, conditions or effects that generally affect the industries in which the Company and its subsidiaries, operate; (iii) conditions caused by acts of terrorism or war (whether or not declared), civil unrest or civil strife, any natural disaster, or any pandemic or epidemic (including any variant or variation of COVID-19), or any other declared public health or public safety emergency; or (iv) the consummation, pendency or announcement of the transactions contemplated by this Agreement; provided further that in the case of clauses (i), (ii), or (iii), such event, occurrence, fact, condition, development or change shall not be excluded from the definition of “Material Adverse Effect” hereunder to the extent that such event, occurrence, fact, condition, development or change, individually or in the aggregate, has, or would reasonably be expected to have, a materially disproportionate effect on the Company and its subsidiaries, as compared to other participants in the industries in which the Company and its Subsidiary operate.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” means (i) (A) a transaction, or series of transactions, similar to that contemplated by that certain Agreement to Complete a Plan of Merger by and between Zash, Buyer, and Vinco Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Buyer (“Merger Sub”), dated January 20, 2021, as amended from time to time, pursuant to which Merger Sub will merge with and into Zash with Zash surviving the merger as an indirectly wholly owned subsidiary of Buyer, or a transaction, or series of transactions, whereby Zash (including any of its affiliates) holds either directly or indirectly securities of the Buyer, or any of its subsidiaries or joint ventures, comprising a majority of the voting power of Buyer following such transaction or series of transactions, or any Buyer Change of Control Transaction whereby Zash is the successor entity, or collectively owns or controls, directly or indirectly, securities comprising a majority of the voting power of Buyer, as applicable, following such transaction or series of related transactions, provided that, in any such transaction or series of related transactions under this clause (A), any securities issued to the holders of capital stock of Buyer in exchange for or in respect of such shares consist entirely of Liquid Securities, (ii) the conversion of the Buyer’s securities currently held by, or to be held in the future by, Hudson Bay Master Fund Ltd. or its successors or assigns (“Hudson”) or the issuance to Hudson of other securities in Buyer that, upon such conversion or issuance, as applicable, results in Hudson owning or controlling, directly or indirectly, securities comprising a majority of the voting power of Buyer, as applicable, following such transaction or series of related transactions, or (iii) any distributions or dividends by Buyer to its stockholders of record in connection with the Buyer’s spin-off of Cryptyde, Inc.

“Mind Tank” means Mind Tank, LLC, a Florida limited liability company.

“Mind Tank Assigned IP” means the Assigned IP as defined in the Mind Tank IP Assignment.

“Mind Tank Intellectual Property” means all Mind Tank Owned Intellectual Property and Mind Tank Licensed Intellectual Property.

“Mind Tank IP Agreements” means (a) licenses of Intellectual Property by Mind Tank to third parties, (b) licenses of Intellectual Property by third parties to Mind Tank, (c) agreements between Mind Tank and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet Web sites, in each case, that are used in connection with the business of Mind Tank, (d) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Mind Tank Owned Intellectual Property, (e) licenses of Software by third parties to Mind Tank, other than with respect to off-the-shelf, commercially available Software, and (f) all other licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which Mind Tank is a party, beneficiary or otherwise bound.

“Mind Tank IP Assignment” has the meaning set forth in Section 2.10(a)(xvi).

“Mind Tank IP Registrations” means all Mind Tank Owned Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, Domain Names and copyrights, and pending applications for any of the foregoing

“Mind Tank Licensed Intellectual Property” means any and all Intellectual Property licensed to Mind Tank pursuant to a Mind Tank IP Agreement.

“Mind Tank Operating Agreement” means the Operating Agreement of Mind Tank dated as of June 1, 2020, in effect immediately prior to the Closing.

“Mind Tank Owned Intellectual Property” means any and all Intellectual Property owned, or purported to be owned, by Mind Tank, including the Mind Tank Assigned IP. All Mind Tank Assigned IP shall be considered material Mind Tank Owned Intellectual Property for purposes of this Agreement.

“Mind Tank Privacy Policy” means each external or internal, past or present privacy policy of Mind Tank, including any policy relating to (a) the privacy of users of the Mind Tank Products or of any Mind Tank Website, or (b) Processing of any Mind Tank User Data, or Personal Information, including about any employee.

“Mind Tank Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by Mind Tank or any predecessor.

“Mind Tank Software” means (a) all Software owned, or purported to be owned, by Mind Tank, (b) all Software material to the operation of the business of Mind Tank, (c) all Software distributed, sold, licensed, or marketed by Mind Tank and (d) all Software incorporated into the Mind Tank Products.

“Mind Tank Units” means an ownership interest, or other limited liability company interest, in Mind Tank, including any and all benefits to which the holder of such interest may be entitled under the Mind Tank Operating Agreement, together with all obligations of such holder to comply with the terms and conditions of the Mind Tank Operating Agreement.

“Mind Tank User Data” means any Personal Information or other data or information collected by or on behalf of Mind Tank, the Company, or any Seller Member from users of Mind Tank Products or of any Mind Tank Website.

“Mind Tank Website” means any public or private website owned, maintained, or operated at any time by or on behalf of Mind Tank.

“Non-Indemnified Taxes” means (a) any Taxes of the Company to the extent the amount thereof is specifically included in the determination of Working Capital, Indebtedness or Transaction Expenses (each as finally determined by the Parties hereto) (it being understood and agreed that the intent of this provision is to avoid duplication), and (b) any Taxes attributable to any transaction occurring on the Closing Date, after the Closing, outside the ordinary course of business of the Company and taken at the direction of the Buyer, and not contemplated by this Agreement.

“Open Source Software” means any open source, public source or freeware software made available under or otherwise subject to any license that (a) is considered an open source software license by the Open Source Initiative or a free software license by the Free Software Foundation, or any license substantially similar to any of the foregoing, including but not limited to any version of any software licensed pursuant to any version of the GNU General Public License, GNU Lesser/Library General Public License, Apache Software License, Mozilla Public License, BSD License, MIT License, Common Public License; or (b) requires, as a condition of use, modification or distribution of software subject to such license, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software or any associated Intellectual Property be made available without cost (including for the purpose of making additional copies or derivative works).

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company dated as of May 25, 2017, as amended, in effect immediately prior to the Closing.

“Opt-Out Notice” has the meaning set forth in Section 5.16(e).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization; and (e) any amendment, modification, or supplement to the foregoing.

“Partnership Income Tax Returns” has the meaning set forth in Section 6.01(b).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or consents required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Information” means: (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and (ii) any information defined as “personal information,” “personal data,” “personally identifiable information,” “special categories of personal data,” “biometric information,” or other, similar term under applicable Privacy Laws.

“Phantom Equity Plan” has the meaning set forth in the recitals.

“Phantom Interests” has the meaning set forth in the recitals.

“Phantom Performance Units” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means applicable Laws issued by any Governmental Authority that relate to the Processing of Personal Information, privacy, data security, communication, marketing, data transfer, and data breach notification, including Laws of jurisdictions where the Personal Information was or is collected or Processed.

“Process” (and the corollary terms “Processing” and “Processed”) means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchase Price Equity” means a number of shares of common stock of Buyer equal to the quotient obtained by dividing $50,000,000 by the Buyer Issue Price.

“Purchased Interests” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registration Statement” has the meaning set forth in Section 5.16(a).

“Related Party” means (a) each individual who is an officer or member of the Company; (b) each member of the family of each of the individuals referred to in clause (a) above; and (c) any Affiliate, other than the Company, of any of the individuals referred to in clauses (a) or (b).

“Related Party Obligations” has the meaning set forth in Section 5.05.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the provision of digital advertising, advertising analytics and programmatic media buying and related services as actually conducted by the Company as of the Closing or which, as of the Closing, the Company has specific, documented plans to conduct.

“Restricted Party” means (i) any Seller Member that is an employee, officer, director or manager of the Company as of the Closing Date, (ii) any Affiliate of any such Seller Member as of the Closing Date, (iii) Innovated Assets, LLC, (iv) any Affiliate or Representative of Innovated Assets, LLC as of the Closing Date, which for avoidance of doubt shall include Kenneth Bond, (v) GWHIC, LLC, and (vi) any Affiliate or Representative of GWHIC, LLC as of the Closing Date, which for the avoidance of doubt shall include Grant Herren.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Restricted Purchase Price Equity” means seventy-five percent (75%) of the Purchase Price Equity issued to each Seller Member, respectively.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Sarbanes-Oxley Act and any state securities and “blue sky” laws.

“Security Incident” has the meaning set forth in Section 3.30(b).

“Seller Indemnified Taxes” means, except to the extent such Taxes are Non-Indemnified Taxes, (a) any Taxes imposed on the Company or Mind Tank, or for which the Company or Mind Tank may otherwise be liable, as a result of having been a member of an Affiliated Group in any Pre-Closing Tax Period or the pre-closing portion of any Straddle Period determined as described in Section 6.03 (including Taxes for which the Company or Mind Tank may be liable pursuant to Treasury Regulations Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of an Affiliated Group and any Taxes resulting from the Company or Mind Tank ceasing to be a member of any Affiliated Group); (b) the Seller Members’ share of any Transfer Taxes as set forth in Section 6.11; (c) any Taxes (other than Transfer Taxes) of the Seller Members; and (d) any Taxes imposed on the Company or Mind Tank, or for which the Company or Mind Tank may otherwise be liable, for any Pre-Closing Tax Period (including any Taxes described in Section 965 of the Code), with Taxes for the pre-closing portion of any Straddle Period determined as described in Section 6.03; provided, however, that notwithstanding the foregoing, any such Taxes described in this definition with respect to Mind Tank shall include only Taxes allocable to the Company’s ownership of Equity Interest in Mind Tank.

“Seller Indemnitees” has the meaning set forth in Section 8.04.

“Seller Member” or “Seller Members” has the meaning set forth in the preamble.

“Seller Parties’ Accountants” means Morison Cogen, LLP.

“Seller Party” or “Seller Parties” has the meaning set forth in the preamble.

“Seller Released Claims” has the meaning set forth in Section 5.06.

“Seller Released Party” has the meaning set forth in Section 5.06.

“Seller Releasing Parties” has the meaning set forth in Section 5.06.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Set-off Amounts” has the meaning set forth in Section 2.02(c).

“Set-off Matter” has the meaning set forth in Section 2.02(c).

“Set-off Right” has the meaning set forth in Section 2.02(c).

“Set-off Share Amount” has the meaning set forth in Section 2.02(c).

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Site Spin Off” means Site Spin Off LLC, a Delaware limited liability company.

“Software” means all computer programs, computer software, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Suspension Event” has the meaning set forth in Section 5.16.

“Target Working Capital” means One Million Four Hundred Thousand Dollars ($1,400,000).

“Tax Authority” means a Governmental Authority responsible for the administration, determination or collection of Taxes.

“Tax Claim” has the meaning set forth in Section 6.07.

“Tax Return” means any return, amendment, declaration, report, claim for refund, information return, or statement, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, escheat, unclaimed property, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means (a) the United States, (b) Canada, and (c) any international territory in which the Company conducts or has made plans or otherwise taken steps to conduct business as of the Closing.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Total Tax Consideration” means the Aggregate Purchase Price and liabilities of the Company.

“Transaction Expenses” means all fees and expenses incurred by or on behalf of the Company (including any such amounts incurred by a Seller Member on behalf of the Company or with respect to which the Company is obligated to reimburse such Seller Member) at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions, including all fees, commissions, and expenses payable to Watertower Group, LLC, in each case, excluding the repayment of Indebtedness and any payment pursuant to the Phantom Equity Plan or with respect to Phantom Performance Units.

“Transactions” means all of the transactions provided for in, or contemplated by, this Agreement and each Ancillary Document.

“Transfer Taxes” means any and all transfer, sales, use, real property transfer, recording, documentary, stamp, registration, unit transfer and other similar Taxes and fees imposed in respect of the Transactions.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Union” has the meaning set forth in Section 3.21(c).

“Unsatisfied Set-off Amount” has the meaning set forth in Section 2.02(c).

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or any Seller Member from users of the Company Products or of any Company Website.

“Working Capital of the Company” or “Working Capital” means the Current Assets of the Company, less the Current Liabilities of the Company determined in accordance with and adjusted pursuant to the Accounting Principles.

“Zash” means ZASH Global Media and Entertainment Corporation, a Delaware corporation.

Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller Member shall sell to Buyer, and Buyer shall purchase from each Seller Member, all of such Seller Member’s right, title, and interest in and to the Purchased Interests, free and clear of all Encumbrances (other than Permitted Encumbrances), and each Seller Member’s right, title and interest in and to the Phantom Performance Units shall be terminated and canceled, all in exchange for the Aggregate Purchase Price as defined in Section 2.02 hereof.

Section 2.02 Purchase Price. Subject to Section 2.08, the aggregate consideration for the Purchased Interests and the Phantom Interests (the “Aggregate Purchase Price”) shall collectively consist of the following: (i) the Closing Cash Payment (subject to adjustment as set forth in this Agreement), plus (ii) the Escrow Amount, plus (iii) the Purchase Price Equity.

(a) Allocation of Closing Cash Payment; Equity Percentages. Any and all payments to the Seller Members pursuant to this Agreement shall be made with respect to Closing Cash Payment, the portion thereof, for each Seller Member, set forth on Schedule B, and all other amounts to the Seller Members in proportion to the respective Equity Percentages, as applicable, for each Seller Member as set forth on Schedule B, and Buyer acknowledges and agrees to the foregoing. Each Seller Member hereby agrees and confirms, on behalf of itself and its Affiliates, successors and assigns, that: (i) the allocation of the Closing Cash Payment set forth on Schedule B and the Equity Percentages set forth on Schedule B represent the definitive calculation of the applicable portion of the Aggregate Purchase Price to which the Seller Member is entitled (subject only to adjustment as provided herein, including Section 2.08), (ii) Buyer, the Company and each other Seller Member may rely on Schedule B and the calculation of the portion of the Closing Cash Payment for each Seller Member forth on Schedule B and Equity Percentages set forth on Schedule B, and (iii) in no event shall Buyer or the Company, or any of their respective Affiliates, have any liability to any Seller Member or other Person with respect to any dispute relating to the calculation of the portion of the Closing Cash Payment for each Seller Member set forth on Schedule B and Equity Percentages or on account of payments made in accordance with the terms of this Agreement and Schedule B. Schedule B shall set forth (A) the name, address and email address of each Seller Member, (B) the Membership Interests or Phantom Performance Units (including the Base Value, as defined in the Phantom Equity Plan, applicable thereto) held by each, and (C) that portion of the Closing Cash Payment to be paid by Buyer to such Seller Member at the Closing (or, with respect to the Phantom Performance Units held by a Seller Member for which Tax withholding is required, paid to the Company (or any Affiliate thereof or successor thereto) no later than its next regularly scheduled payroll date immediately following the date on which such amount becomes payable to the Seller Member, for further payment to the holders thereof through the Company’s payroll system pursuant to Section 2.02(d)), including detail as to the amount of the Closing Cash Payment due to each Seller Member expressed as a dollar amount of the portion of the Closing Cash Payment.

(b) Purchase Price Equity. Except as provided in Section 2.08 and subject to Section 2.02(c), on the Buyer Share Issuance Date, Buyer shall issue to the Seller Members the Purchase Price Equity, pro rata in accordance with their respective Equity Percentages.

(c) Set-off Right. Subject to the order of priority of the Buyer Indemnitees’ sources of recovery set forth in clauses (i) and (ii) of Section 8.07(b), Buyer shall have the right to withhold and set-off (“Set-off Right”) against any Purchase Price Equity otherwise required to be issued by Buyer pursuant to Section 2.02(b), the amount of (“Set-off Amounts”): (i) any Final Deficiency owed to Buyer that has not been paid to Buyer from the Escrow Fund or from Seller Members, and (ii) any Losses with respect to which any Buyer Indemnitee is entitled to indemnification under Article VIII that have not been satisfied pursuant to Section 8.07(b) (each of the matters described in the foregoing subparagraphs (i) and (ii) hereinafter referred to as a “Set-off Matter”). With respect to any exercise of Buyer’s Set-off Rights with respect to a Set-off Matter which is finally determined prior to the Buyer Share Issuance Date, any Set-Off Amounts in connection therewith may be set-off by Buyer, on the Buyer Share Issuance Date, against any Purchase Price Equity otherwise required to be issued by Buyer pursuant to Section 2.02(b), by reducing from the Purchase Price Equity a number of shares of common stock of Buyer to be issued in connection therewith with a value (which shall be determined at the Buyer Issue Price) equivalent to the Set-Off Amount. With respect to any Set-off Matter for which Buyer intends to exercise its Set-off Right pertaining to a Set-off Amount that has not been finally determined prior to the Buyer Share Issuance Date, the Buyer shall have the right to exercise its Set-off Right (exercisable by delivering written notice of such exercise to the Sellers’ Representative) and to withhold from any Purchase Price Equity otherwise required to be issued by Buyer pursuant to Section 2.02(b), such amount of the Purchase Price Equity with a value (which shall be determined at the Buyer Issue Price) equal to the value of the claim associated with such Set-off Matter which has not yet been finally determined (the “Set-off Share Amount”). Upon final resolution of such Set-off Matter, the dollar amount for which the Buyer Indemnitees in the case of a Set-off Matter set forth in Section 2.02(c)(ii), and/or Buyer in the case of a Set-off Matter set forth in Section 2.02(c)(i), have been finally determined to be entitled to indemnification (and/or payment in the case of a Set-off Matter set forth in Section 2.02(c)(i)) with respect to such Set-off Matter shall be deemed the “Final Set-off Amount” for such Set-off Matter, and thereafter (x) each Seller Member shall have the right to satisfy in cash all or a portion of the part of such Final Set-off Amount for which such Seller Member is responsible (in the case of an indemnification claim for Losses, pursuant to Section 8.07(b)) within 10 days after final resolution of such Set-off Matter, and (y) with respect to any portion of such Final Set-off Amount not timely satisfied in cash pursuant to Section 2.02(c)(x) (the “Unsatisfied Set-off Amount”), the Buyer shall have the right to satisfy the Seller Member’s obligation to indemnify the Buyer Indemnitees (and/or pay the Buyer in the case of a Set-off Matter set forth in Section 2.02(c)(i)) with respect to such Final Set-off Amount by setting off against the Set-off Share Amount a number of shares with a value (which shall be determined at the Buyer Issue Price) equal to the value of the Unsatisfied Set-off Amount, and (z) the remaining amount, if any, of the Set-off Share Amount after satisfaction of the Final Set-off Amount pursuant to Section 2.02(c)(x) and Section 2.02(c)(y), shall be issued to the Seller Members pursuant to Section 2.02(b) on the calendar day that is 20 Business Days after determination of the Final Set-Off Amount.

(d) Payments with respect to Phantom Interests. The Parties acknowledge and agree that any consideration payable hereunder to a Seller Member with respect to such Seller Member’s Phantom Interests shall, to the extent Taxes or other withholdings are required with respect to any such payment, notwithstanding anything to the contrary contained herein, be paid to the Company, which shall pay such consideration, less applicable withholding, to such Seller Member through the Company’s payroll systems on the next regular payroll date.

All payments to Seller Members with respect to Phantom Interests shall be made on the same schedule and on the same terms and conditions as apply to the Seller Members generally and in all events in accordance with the requirements set forth in Treasury Regulation Section 1.409A-3(i)(5)(iv) applicable to transaction-based compensation (as defined therein).

(i) Prior to the Closing Date, the board of managers of the Company shall take all actions necessary to amend the Phantom Equity Plan and each agreement evidencing an award of Phantom Performance Units outstanding thereunder to provide for the payment of the “Benefit Amount” (as defined by the Phantom Equity Plan) upon a “Payment Event” (as defined by the Phantom Equity Plan) to effectuate the provisions of this Agreement and to provide that at the Closing, each Phantom Performance Unit that is unexpired and outstanding immediately prior to the Closing shall become fully vested immediately prior to the Closing and shall terminate and be cancelled as of the Closing in consideration for payment to the applicable Seller Member of the portion of Aggregate Purchase Price allocable to such Phantom Interests in accordance with this Agreement.

Section 2.03 Delivery of the Closing Cash Payment . At the Closing, Buyer shall pay:

(a) Subject to Section 2.02(d), to the Seller Members, the portion of the Closing Cash Payment set forth on Schedule B by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers’ Representative to Buyer at least two (2) Business Days prior to the Closing Date;

(b) the Estimated Indebtedness Amount, if any, by wire transfer of immediately available funds to the accounts and in the amounts specified on the applicable Estimated Statement;

(c) the Estimated Transaction Expenses Amount by wire transfer of immediately available funds to the accounts and in the amounts specified on the applicable Estimated Statement; and

(d) to the Escrow Agent, the Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) by wire transfer of immediately available funds to the account designated by the Escrow Agent.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) Not less than three (3) Business Days prior to the Closing Date, the Seller Members shall have caused the Company to prepare and deliver to Buyer a calculation of (A) the estimated Closing Working Capital as of 12:01 AM Eastern Time on the Closing Date (the “Estimated Closing Working Capital”) in accordance with the Accounting Principles, (B) the estimated amount of Indebtedness as of 12:01 AM Eastern Time on the Closing Date, identifying each Person to whom such Indebtedness is owed, the account designated by such Person to receive payment, and the amount necessary to satisfy in full the Seller Members’ and Company’s obligation for such Indebtedness to such Person (the aggregate amount of such Indebtedness, the “Estimated Indebtedness Amount”), and (C) the estimated amount of all unpaid Transaction Expenses, identifying each Person that provided services that generated Transaction Expenses, the account designated by such Person to receive payment, and the amount necessary to satisfy in full the Seller Members’ and Company’s obligation for such Transaction Expenses to such Person (the aggregate amount of such Transaction Expenses, the “Estimated Transaction Expenses Amount”); each such estimate to be prepared in good faith (each, an “Estimated Statement” and together, the “Estimated Statements”). To assist Buyer in its review of the Estimated Statements, the Seller Members and Company shall make available to Buyer and its Representatives such information and detail used in connection therewith that is reasonably requested by Buyer. Buyer shall notify the Sellers’ Representative of any dispute it has with any Estimated Statement, and the Buyer and the Sellers’ Representative shall exercise good faith efforts to agree on the Estimated Statements in advance of the Closing; provided, however, the acceptance by Buyer of any Estimated Statement shall not limit or otherwise affect Buyer’s remedies under this Agreement, including its right to include such changes or other changes in its calculation of the Final Closing Working Capital, Final Indebtedness Amounts, or Final Transaction Expenses Amount, or constitute an acknowledgement by Buyer of the accuracy of any of the Estimated Statements. If the Estimated Closing Working Capital is less than the Target Working Capital, then the Closing Cash Payment shall be reduced on a dollar-for-dollar basis by the amount of the deficiency (such deficiency is referred to as the “Estimated Negative Working Capital Adjustment Amount”). If the Estimated Closing Working Capital is greater than the Target Working Capital, then the Closing Cash Payment shall be increased on a dollar-for-dollar basis by the amount of the excess (such increase is referred to as the “Estimated Positive Working Capital Adjustment Amount”). The Estimated Negative Working Capital Adjustment Amount and the Estimated Positive Working Capital Adjustment Amount, as applicable, shall be allocated among the Seller Members in accordance with their respective Equity Percentages.

(b) Post-Closing Adjustment.

(i) As soon as practicable after the Closing Date, but in any event no later than ninety (90) calendar days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a calculation, all as of 12:01 AM Eastern Time on the Closing Date, of the Closing Working Capital calculated in accordance with the Accounting Principles (the “Final Closing Working Capital”), the amount of Indebtedness (the “Final Indebtedness Amount”), and the amount of unpaid Transaction Expenses (the “Final Transaction Expenses Amount”); which in each case shall be prepared in good faith. If the Sellers’ Representative disputes the Final Closing Working Capital, Final Indebtedness Amount, or Final Transaction Expenses Amount delivered by Buyer, then the Sellers’ Representative shall deliver a written statement to Buyer (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within sixty (60) calendar days after receiving the Final Closing Working Capital, Final Indebtedness Amount, and Final Transaction Expenses Amount. If the Sellers’ Representative does not deliver the Dispute Notice to Buyer within such sixty (60) calendar day time period, then the determination of the Final Closing Working Capital, Final Indebtedness Amount, and Final Transaction Expenses Amount shall be deemed final and accepted by the Seller Members and the Sellers’ Representative. Buyer and the Sellers’ Representative shall cooperate and act in good faith in an effort to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Buyer’s receipt of the Dispute Notice, Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may promptly thereafter cause the Independent Accountant, acting as an expert and not an arbitrator, to review this Agreement and the disputed items or amounts in determining the Final Closing Working Capital, Final Indebtedness Amount, and Final Transaction Expenses Amount, as applicable. Within thirty (30) calendar days after submission to the Independent Accountant for resolution, Buyer and the Sellers’ Representative shall each indicate in writing their position on each disputed matter and each such Party’s determination of the amount thereof. The Independent Accountant shall make a written determination, acting as an expert and not an arbitrator, on each disputed matter no later than thirty (30) calendar days after receipt of each Party’s written submission pursuant to the preceding sentence and such determination will, absent manifest error, be conclusive and binding upon the Parties to this Agreement with respect to that disputed matter, subject to the indemnification rights otherwise contained herein. In conducting its review, the Independent Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Buyer and the Sellers’ Representative (i.e., no independent investigation) to the Independent Accountant and the definitions and methodologies prescribed herein. The decision of the Independent Accountant for each item and amount in dispute must be within the range of values assigned to each such item as provided in the written submissions to the Independent Accountant by each Party. The proposed Final Closing Working Capital, Final Indebtedness Amount, and Final Transaction Expenses Amount, as applicable, shall be revised as appropriate to reflect the resolution of any such disputes pursuant to this Section 2.04. The fees and expenses of the Independent Accountant shall be paid, by both the Seller Members, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Members or Buyer, respectively, bears to the aggregate amount actually contested by Seller Members and Buyer.

(ii) Buyer shall provide the Sellers’ Representative and its Representatives and, if necessary, the Independent Accountant with reasonable access to the books and records of the Company and any other materials used in the preparation of the calculation of the Final Closing Working Capital, Final Indebtedness Amount, and Final Transaction Expenses Amount, and shall make the Company’s staff and advisors available to the Sellers’ Representative and its Representatives, and, if necessary, the Independent Accountant, at any reasonable time in connection with (A) the review and determination of the Final Closing Working Capital, Final Indebtedness Amount, and Final Transaction Expenses Amount; and (B) the resolution by Buyer and the Sellers’ Representative and/or the Independent Accountant of any objections thereto.

(iii) The Closing Cash Payment will be adjusted if and to the extent that the Final Closing Working Capital as finally determined under this Section 2.04 is less than or greater than the Estimated Closing Working Capital. If the Final Closing Working Capital is less than the Estimated Closing Working Capital, then the Closing Cash Payment will be decreased on a dollar-for-dollar basis by the entire amount of the deficiency (the “Final Negative Working Capital Adjustment”). If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then the Closing Cash Payment will be increased on a dollar-for-dollar basis by the entire amount of the excess (the “Final Positive Working Capital Adjustment”). Additionally, the Closing Cash Payment shall be adjusted (A) upward on a dollar-for-dollar basis by the entire amount by which the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, but only to the extent Buyer or its Affiliates (including the Company) (x) has recovered such amount from the Persons paid such amount pursuant to the Estimated Statement (whether through cash refund, offset against other obligations, or otherwise) or (y) has not made payment of the applicable amount by which the Estimated Indebtedness Amount exceeded the Final Indebtedness Amount with respect to any applicable item of Indebtedness, (B) downward on a dollar-for-dollar basis by the entire amount by which the Final Indebtedness Amount is greater than the Estimated Indebtedness Amount, (C) downward on a dollar-for-dollar basis by the entire amount by which the Final Transaction Expenses Amount is greater than the Estimated Transaction Expenses Amount, and (D) upward on a dollar-for-dollar basis by the entire amount by which the Final Transaction Expenses Amount is less than the Estimated Transaction Expenses Amount, but only to the extent Buyer or its Affiliates (including the Company) (1) has recovered such amount from the Persons paid such amount pursuant to the Estimated Statement (whether through cash refund, offset against other obligations, or otherwise) or (2) has not made payment of the applicable amount by which the Estimated Transaction Expenses Amount exceeded the Final Transaction Expenses Amount with respect to any applicable item of Transaction Expenses. The adjustment for Indebtedness as of the Closing, upwards or downwards, as the case may be, is referred to herein as the “Final Indebtedness Adjustment.” The adjustment for Transaction Expenses as of the Closing is referred to herein as the “Final Transaction Expenses Adjustment.”

(iv) The Final Negative Working Capital Adjustment or Final Positive Working Capital Adjustment, as applicable, shall be netted with the Final Indebtedness Adjustment, and Final Transaction Expenses Adjustment and in the event such netting results in a reduction to the Closing Cash Payment (the amount of such reduction, the “Final Deficiency”), then Buyer and Sellers’ Representative shall, no later than two (2) Business Days after the final determination of the Final Deficiency, direct the Escrow Agent to distribute, within one (1) Business Day of such instruction the amount of the Final Deficiency from the Escrow Amount to Buyer. To the extent the Escrow Amount is not sufficient to fully satisfy the Final Deficiency, then the Seller Members shall, severally, and not jointly, in accordance with each Seller Member’s Equity Percentage be responsible for and shall promptly pay to Buyer any remaining amounts of the Final Deficiency by wire transfer of immediately available funds to account(s) designated by Buyer.

(v) In the event the netting of the Final Negative Working Capital Adjustment or Final Positive Working Capital Adjustment, as applicable, the Final Indebtedness Adjustment, and Final Transaction Expenses Adjustment results in an increase to the Closing Cash Payment (the amount of such increase, the “Final Excess”), then (A) subject to Section 2.02(d), Buyer shall, no later than five (5) days after the final determination of the Final Excess, pay, or cause to be paid, the Final Excess to the Seller Members, in accordance with their respective Equity Percentages, by wire transfer of immediately available funds to account(s) designated by the Sellers’ Representative.

(vi) In the event any item of Indebtedness within the Estimated Indebtedness Amount or item of Transaction Expenses within the Estimated Transaction Expenses Amount exceeds the amount of such item set forth in the Final Indebtedness Amount or Final Transaction Expenses Amount, as applicable, and is not included in the Final Indebtedness Amount or Final Transaction Expenses Amount, as applicable at the time of the determination of the calculations set forth in this Section 2.04 because the Buyer or its Affiliates (including the Company) has not as of such time recovered such amounts, but Buyer or its Affiliates (including the Company) subsequently recover such amounts (“Recovered Amounts”), Buyer shall, Subject to Section 2.02(d), (i) upon recovery of such amounts promptly notify the Sellers’ Representative of the same, and (ii) within 15 days after recovery of such amounts make payment of such Recovered Amounts to the Seller Members in accordance with their respective Equity Percentages as if such Recovered Amounts had originally been included in the Final Indebtedness Adjustment (as defined below) or the Final Transaction Expenses Adjustment, and such Recovered Amounts shall thereafter become part of the Final Indebtedness Adjustment or the Final Transaction Expenses Adjustment, as applicable; provided that, to the extent any Final Deficiency is paid to Buyer from the Escrow Amount, the Recovered Amounts shall be deposited with the Escrow Agent to be held in the Escrow Fund pursuant to the Escrow Agreement but only to the extent of any portion of the Escrow Amount released to Buyer to satisfy the Final Deficiency Amount; provided further, that if such deposit is made on or after the Final Release Date, the deposit shall be only to the extent of any amount which is then the subject of any outstanding good faith claims or disputes relating thereto and not held in the Escrow Fund.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Aggregate Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the Transactions, including the purchase and sale of the Purchased Interests contemplated hereby (but excluding any portion of the Transactions that, by the terms of this Agreement shall take place at a future date, including, without limitation, the payment and delivery to the Seller Members of the Purchase Price Equity), shall take place remotely via the exchange of documents and signatures on the date hereof (the “Closing”).

Section 2.06 Withholding Tax. Buyer, Sellers’ Representative, and the Company shall be entitled to deduct and withhold from the Aggregate Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. Before making any such deduction or withholding, the Buyer shall give the Sellers’ Representative notice of the intention to make such deduction or withholding (except in the case of any withholding on compensatory payments made in connection with this Agreement) and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Seller Members to obtain reduction of or relief from such deduction or withholding. All such withheld amounts shall be treated as delivered to the Seller Members hereunder.

Section 2.07 [Intentionally Omitted.]

Section 2.08 Acceleration of Issuance of Purchase Price Equity.

(a) Upon the occurrence of a Buyer Change of Control Transaction on or prior to the Buyer Share Issuance Date in a transaction where the consideration therefor is not wholly cash and/or Liquid Securities, Buyer shall notify Sellers’ Representative at least twenty (20) days prior to the Buyer CoC Record Date of such Buyer Change of Control Transaction. Each Seller Member shall have the right, to elect (other than with respect to any consideration payable to Phantom Performance Units), by written notice to Buyer at least five (5) days prior to such Buyer CoC Record Date (unless Buyer agrees in writing to a shorter notice period), for such Seller Members to receive, and Buyer shall issue to such Seller Member, immediately prior to such Buyer CoC Record Date, its Equity Percentage of the Purchase Price Equity, and such Seller Member shall participate in such transaction on the same terms as all other common shareholders of Buyer (an “Acceleration Election”). If any Seller Member has not made an Acceleration Election pursuant to the foregoing sentence and with respect to Phantom Performance Units, Buyer shall, subject to Section 2.02(d) (i) pay, or cause to be paid, to such Seller Member, concurrently with the later to occur of the closing of such Buyer Change of Control Transaction and such Buyer CoC Record Date, an amount in cash equal to fifty percent (50%) of such Seller Member’s Equity Percentage of the Purchase Price Equity (the “Forfeited Purchase Price Equity”) (valuing, for such purposes, such Forfeited Purchase Price Equity at a valuation of the Buyer Issue Price), and (ii) issue to such Seller Member, immediately prior to the later to occur of the closing of such Buyer Change of Control Transaction and such Buyer CoC Record Date, its Equity Percentage of the Purchase Price Equity less the Forfeited Purchase Price Equity and such Seller Member shall participate in such transaction on the same terms as all other common shareholders of Buyer.

(b) Upon the occurrence of a Buyer Change of Control Transaction on or prior to the Buyer Share Issuance Date in a transaction where the consideration therefor is wholly cash and/or Liquid Securities (a “Conversion CoC Transaction”), then immediately prior to the later to occur of the closing of such Buyer Change of Control Transaction and the Buyer CoC Record Date for such transaction, Buyer shall issue the Purchase Price Equity to the Seller Members and the Seller Members shall participate in such transaction on the same terms as all other common shareholders of Buyer.

(c) For purposes of this Section 2.08 only, “Buyer Share Issuance Date” within the definition of “Buyer Issue Price” shall be replaced with “Buyer CoC Record Date” for purposes of determining Purchase Price Equity as required pursuant to this Section 2.08.

Section 2.09 Adjustments to Purchase Price Equity.

(a) Reclassification, Exchange, Combinations or Substitutions. Upon the occurrence of any event prior to the issuance to the Seller Members of the Purchase Price Equity whereby all of the outstanding shares of Buyer common stock are reclassified, exchanged, combined, substituted or replaced with securities of a different type, class and/or series, then from and after the consummation of such event, the Purchase Price Equity shall be adjusted such that it shall represent the number, class and series of securities that the Seller Members would have received had the Purchase Price Equity been outstanding on and as of the consummation of such event, subject to further adjustment thereafter from time to time in accordance with the provisions of this Section.

(b) Not a Stockholder. Prior to the issuance to a Seller Member of the Purchase Price Equity, a Seller Member shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Buyer for any purpose, nor shall anything contained in this Agreement be construed to confer upon a Seller Member, as such, any of the rights of a stockholder of the Buyer or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. No Seller Member shall be entitled to any distributions, dividends, rights, or any additional shares of Purchase Price Equity related to any distribution by Buyer to its stockholders of record prior to the Buyer Share Issuance Date of any equity of any subsidiary of Buyer, including Cryptyde, Inc.

Section 2.10 Closing Deliveries.

(a) At the Closing, the Sellers’ Representative shall deliver, or cause to be delivered, to Buyer, the following:

(i) evidence, in form and substance satisfactory to Buyer, that the Phantom Equity Plan has been amended in accordance with Section 2.02(d) effective prior to the Closing;

(ii) joinder and release agreements, substantially in the forms attached hereto as Exhibit B, duly executed by each holder of Phantom Performance Units under the Phantom Equity Plan (the “Joinder and Release Agreements”);

(iii) all notices, consents, authorizations, orders and approvals set forth in Section 3.05 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer;

(iv) an Assignment, substantially in the form attached hereto as Exhibit C and duly executed by each Seller Member;

(v) a certificate of an officer of the Company, substantially in the form attached hereto as Exhibit D, certifying (x) that attached thereto are true and complete copies of the resolutions adopted by the members and board of managers (or equivalent) of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including amendment of the Phantom Equity Plan by the board of managers of the Company to authorize the treatment of Phantom Performance Units in accordance with Section 2.02(d) and termination of all rights of the Seller Members under the Operating Agreement (subject to Section 5.11), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (y) the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder by the Company;

(vi) a certificate of each Seller Member that is not a natural person, in a form reasonably acceptable to Buyer, certifying (x) that attached thereto are true and complete copies of the resolutions adopted by the members and managers (or equivalent) of such Seller Member, as applicable, authorizing its execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including assignment of the Purchased Interests to Buyer, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (y) the names and signatures of the officers of such Seller Member authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder by such Seller Member;

(vii) Buyer shall have received resignations of the manager and any members of the board of managers (or equivalent body), and any officers requested by Buyer, of the Company and its Subsidiaries;

(viii) a good standing certificate for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(ix) a properly executed IRS Form W-9 from each Seller Member;

(x) [intentionally omitted];

(xi) An employment agreement, in form and substance reasonably satisfactory to Buyer, duly executed by the Key Employee, to take effect upon the Closing (the “Employment Agreement”);

(xii) the Escrow Agreement duly executed by the Sellers’ Representative and Escrow Agent;

(xiii) confirmatory intellectual property assignment agreements in favor of the Company duly executed by all current employees of the Company, in form and substance reasonably satisfactory to the Buyer;

(xiv) confirmatory intellectual property assignment agreements in favor of the Company duly executed by the contractors of the Company set forth on Schedule C, in form and substance reasonably satisfactory to the Buyer;

(xv) an amendment to the Mind Tank Operating Agreement, in the form attached hereto as Exhibit E (“Amendment to Mind Tank Operating Agreement”); and

(xvi) an assignment of certain Intellectual Property from Mind Tank to the Company, in the form attached hereto as Exhibit F (the “Mind Tank IP Assignment”).

(b) At the Closing, the Buyer shall:

(i) deliver to Sellers’ Representative a certificate of the Secretary or an Assistant Secretary (or equivalent officer or manager) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ii) make the payments required by, and in accordance with, Section 2.03.

(iii) deliver to the Sellers’ Representative and Escrow Agent an executed counterpart signature page to the Escrow Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER MEMBERS

(i) Each Seller Member, severally and not jointly, and for and as to itself only, makes the representations and warranties set forth in Section 3.01, Section 3.32(a) and Section 3.34 below, (ii) each Seller Member that holds Membership Interests in the Company, severally and not jointly, and for and as to itself only, makes the representations and warranties set forth in Section 3.31 below, and (iii) the Company and each Seller Member makes the representations and warranties set forth in Section 3.02 through Section 3.30 and in Section 3.32(b), in the case of each of the foregoing clauses (i), (ii) and (iii) each of which representations and warranties is true and correct on the date hereof and shall survive the Closing as provided herein, subject to such exceptions as are disclosed in the Disclosure Schedule of the Seller Parties annexed to this Agreement and incorporated herein by this reference and made a part hereof. For purposes of these representations and warranties (other than those in Sections 3.01, 3.02, 3.03, 3.04, 3.10, 3.11 and 3.12) the term the “Company” shall include, unless otherwise noted herein, (a) any wholly owned subsidiaries of the Company and (b) any predecessor of the Company. For purposes of the representations and warranties contained in Section 3.12, the term the “Company” shall include, unless otherwise noted herein, any wholly owned subsidiaries of the Company.

Section 3.01 Representations as to the Seller Members.

(a) Binding Authority. Each Seller Member, if an individual, is competent to execute and deliver this Agreement and each Ancillary Document to which such Seller Member is a party and to perform such Seller Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller Member, if not an individual, is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which such Seller Member is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Member of this Agreement and any Ancillary Document to which such Seller Member is a party, the performance by each Seller Member of such Seller Member’s obligations hereunder and thereunder, and the consummation by each Seller Member of the transactions contemplated hereby and thereby have been duly and properly authorized by all requisite action on the part of each Seller Member. This Agreement has been duly executed and delivered by each Seller Member, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller Member enforceable against each such Seller Member in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. When each other Ancillary Document to which a Seller Member is or will be a party has been duly executed and delivered by such Seller Member (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller Member enforceable against it or him in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) No Litigation. There is no Action pending or, to the Knowledge of Sellers, threatened in writing (which shall include any electronic communications) against any Seller Member that challenges or seeks to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) Membership Interests. The Seller Members own, beneficially and of record (including all of the rights and obligations in respect thereof), free and clear of any Encumbrances (other than Permitted Encumbrances), 100% of the Membership Interests and Equity Interests in the Company. Schedule B is an accurate and complete list of the Membership Interests held by each Seller Member in respect of any such Membership Interests) as of immediately prior to the Closing and no other Person has any interest in the Company. Each Seller Member is the only “member” (as defined in the Act) of the Company in respect of all of the interest of such Seller Member in the Company set forth on Schedule B hereto. Upon delivery of the Aggregate Purchase Price at the Closing, good, marketable and valid title to the Purchased Interests will pass to Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances). Except for this Agreement, each such Seller Member (i) is not party to any, and has not granted to any other Person any, and there are no, outstanding options, warrants, subscription rights, rights of first refusal or any other commitments providing for, or restricting, the acquisition, disposition or cancellation of the Purchased Interests as contemplated hereunder; and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Interests, other than the Company’s Organizational Documents. Each of Sections 16 (Restrictions on Transfer), 17 (Company Right of First Refusal), 18 (Right of Co-Sale), 19 (Effect of Failure to Comply with ROFR and Right of Co-Sale), 20 (Drag-Along Right) and 22 (Participation Rights of Innovated Assets LLC) of the Operating Agreement have been satisfied or waived in their entirety by all requisite Persons, and no further action of any Person is required to effect the assignment and admission contemplated by this Agreement, and Section 21 (IPO and Registration Rights) of the Operating Agreement does not apply to the assignment and admission contemplated by this Agreement, and, in each case, to the extent not previously waived or consented to, each of the Seller Members hereby irrevocably consents to the transfer of the Purchased Interests to Buyer contemplated hereunder and in the Ancillary Documents and waives any rights of first refusal, rights of first offer, rights of co-sale, notice rights, or any similar rights or transfer restrictions in favor of the Seller Member existing under the Operating Agreement that may be applicable in connection with the transactions contemplated hereunder and in the Ancillary Documents.

Section 3.02 Organization, Authority and Qualification of the Company, Site Spin Off, and Mind Tank.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary; except for such jurisdictions with respect to which the failure to be so qualified would not have a Material Adverse Effect. At all times since the effectiveness of the “certificate of formation” (as defined in the Act) of the Company through and including the Closing Date, (i) the Company has had at least one duly admitted “member” (as defined in the Act); and (ii) the Company has not dissolved or “terminated” (as referenced in the Operating Agreement), and the term of the Company has not expired. All limited liability company actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

(b) Site Spin Off is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which Site Spin Off is licensed or qualified to do business, and Site Spin Off is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. At all times since the effectiveness of the “certificate of formation” (as defined in the Act) of Site Spin Off through and including the Closing Date, (i) Site Spin Off has had at least one duly admitted “member” (as defined in the Act); and (ii) Site Spin Off has not dissolved or “terminated” (as referenced in the Operating Agreement), and the term of Site Spin Off has not expired.

(c) Mind Tank is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Florida and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(c) of the Disclosure Schedules sets forth each jurisdiction in which Mind Tank is licensed or qualified to do business, and, to Sellers’ Knowledge, Mind Tank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary; except for such jurisdictions with respect to which the failure to be so qualified would not have a Material Adverse Effect. At all times since the effectiveness of the “Articles of Organization” (as defined in the Florida Revised Limited Liability Company Act) of Mind Tank through and including the Closing Date, (i) Mind Tank has had at least one duly admitted “Member” (as defined in the Florida Revised Limited Liability Company Act); (ii) Mind Tank has not dissolved or “terminated” (as referenced in the Mind Tank Operating Agreement), and the term of Mind Tank has not expired. All limited liability company actions taken by Mind Tank in connection with this Agreement will be duly authorized on or prior to the Closing. Mind Tank has all necessary limited liability company power and authority to enter into and perform the Amendment to the Mind Tank Operating Agreement and the Mind Tank IP Assignment. Prior to Closing, Mind Tank has had no other “Operating agreement” (as defined in the Florida Revised Limited Liability Company Act) in place at any time except the Mind Tank Operating Agreement.

Section 3.03 Capitalization.

(a) The authorized and outstanding Equity Interests of the Company consist solely of the Membership Interests. All of the Membership Interests are owned of record and beneficially by the Seller Members in accordance with Schedule B, free and clear of all Encumbrances. Upon consummation of the Transactions, Buyer shall own all of the Purchased Interests of the Company, free and clear of all Encumbrances. The authorized and outstanding Equity Interests of Mind Tank consist solely of 100 Mind Tank Units, 50 of which are owned of record and beneficially by the Company and 50 of which are owned of record and beneficially by Mind Tank Media, LLC.

(b) All of the Equity Interests of the Company (including all performance units under the Phantom Equity Plan), Site Spin Off, and, to the Sellers’ Knowledge, Mind Tank were issued in compliance with applicable Laws. None of the Membership Interests or any performance units under the Phantom Equity Plan were issued in violation of the Organizational Documents of the Company or any other Contract to which a Seller Member or the Company is a party (including the Phantom Equity Plan) or is subject to or in violation of any preemptive or similar rights of any Person. None of the Equity Interests of Site Spin Off or Mind Tank were issued in violation of the Organizational Documents of Site Spin Off or Mind Tank, respectively, or any other Contract to which a Seller Member, a member of Mind Tank, a member of Site Spin Off, Site Spin Off, Mind Tank, or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests or other Equity Interests of the Company or obligating any Seller Party or the Company to issue or sell any equity of the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than as provided in Section 3.03(c) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. The treatment of the Phantom Performance Units under Section 2.02(d) hereof is, after giving effect to the Joinder and Release Agreements and the amendments to the Phantom Equity Plan and award agreements pertaining to the Phantom Performance Units being effected in connection with the Closing, permitted by the Phantom Equity Plan and by each agreement evidencing an award of Phantom Performance Units outstanding thereunder and by applicable Law.

(d) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of Site Spin Off or, to Sellers’ Knowledge, Mind Tank obligating any Seller Party, or, to Sellers’ Knowledge, any member of Mind Tank or Mind Tank itself, or the Company to issue or sell any equity of the Site Spin Off or, to the Sellers’ Knowledge, of Mind Tank. To Sellers’ Knowledge, neither Mind Tank nor Site Spin Off has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights issued and outstanding. Other than as provided in Section 3.03(d) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of Site Spin Off or, to Sellers’ Knowledge, Mind Tank.

(e) Any indirect assignment of the Equity Interests of Mind Tank caused by the assignment of the Membership Interests to Buyer contemplated by this Agreement is a Permitted Assignment (as defined in the Mind Tank Operating Agreement), all in accordance with and pursuant to the Mind Tank Operating Agreement and applicable Law. Each of Sections 12.1 (Restrictions on Transfer) and 12.2 (Right of First Refusal) of the Mind Tank Operating Agreement have been satisfied or waived in their entirety by all requisite Persons, and no further action of any Person is required to effect any indirect assignment and admission contemplated by this Agreement.

Section 3.04 No Subsidiaries. The Company does not own or have any interest, direct or indirect, in any shares or have an ownership interest, direct or indirect, in any other Person, other than as provided in Section 3.04 of the Disclosure Schedules. Site Spin Off does not own or have any interest, direct or indirect, in any shares or have an ownership interest, direct or indirect, in any other Person. To Sellers’ Knowledge, Mind Tank does not own or have any interest, direct or indirect, in any shares or have an ownership interest, direct or indirect, in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller Party of this Agreement and the Ancillary Documents to which it or he is a party, and the execution, delivery and performance by Mind Tank of the Amendment to Mind Tank Operating Agreement and Mind Tank IP Assignment, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller Party, the Company, or Mind Tank; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller Party, the Company, or Mind Tank; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person (other than a Governmental Authority) under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller Party, the Company, or, to the Sellers’ Knowledge, Mind Tank, is a party or by which any Seller Party, the Company, or, to the Sellers’ Knowledge, Mind Tank is bound or to which any of their respective properties and assets are subject (including any Material Contract or any Permit affecting the properties, assets or business of the Company or, to the Sellers’ Knowledge, Mind Tank); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or the Mind Tank Assigned IP. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party, the Company, or, with respect to the Amendment to Mind Tank Operating Agreement and Mind Tank IP Assignment, Mind Tank in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. For purposes of the HSR Act, and the rules promulgated thereunder, the “person” (as that term is defined under 16 C.F.R. § 801.1(a)(1)) that includes the Company does not have either (i) total assets that meet or exceed the “$10,000,000 (as so adjusted and published)” threshold as applicable at that time under 15 U.S.C. § 18a(a)(2)(B)(ii); or (ii) annual net sales that meet or exceed the “$100,000,000 (as so adjusted and published)” threshold as applicable at that time under 15 U.S.C. § 18a(a)(2)(B)(ii).

Section 3.06 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of September 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with the Accounting Principles throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of September 30, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with the Accounting Principles in all material respects.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or pursuant to this Agreement or the Ancillary Documents, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of any of the Membership Interests or Equity Interests;

(d) issuance, sale or other disposition of any of its Membership Interests or Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Membership Interests or Equity Interests;

(e) declaration or payment of any dividends or other Cash distributions (except for customary Tax distributions) on or in respect of any of its Membership Interests, or Equity Interests, or redemption, purchase or acquisition of its Membership Interests or Equity Interests;

(f) declaration, payment of or any other distributions of Cash to any Seller Party (other than in respect of its Membership Interests), Related Party or any Affiliates of any of the foregoing other than ordinary course payments to any of the foregoing in their capacities as employees, consultants, or independent contractors of the Company for any wages, salaries, commissions, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors;

(g) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) entry into any Contract that would constitute a Material Contract except for as set forth in Section 3.08(i) of the Disclosure Schedules;

(j) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(l) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Owned Intellectual Property, or material Mind Tank Owned Intellectual Property, other than non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(m) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration or material Mind Tank IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Owned Intellectual Property or material Mind Tank Owned Intellectual Property;

(n) material damage, destruction or loss (whether or not covered by insurance) to its property;

(o) any capital investment in, or any loan to, any other Person;

(p) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(q) any material capital expenditures other than the capital expenditures provided in the Balance Sheet;

(r) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(s) except as set forth in Section 3.08(s) of the Disclosure Schedules, (i) the grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee for which the aggregate costs and expenses exceed $25,000 per year per individual or $50,000 per year in the aggregate, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(t) hiring any new employees with an annual base salary or annualized hourly rate not to exceed $50,000, or promoting any person except to fill a vacancy in the ordinary course of business, terminating any employee entitled by agreement, policy, or practice to any severance payments or benefits, terminating any executive officer, manager, or key employee other than for cause, or conducting any group termination, reduction in force, plant closing, or mass layoff of the Company’s employees;

(u) entry into any consulting or independent contractor agreement with, or retention of the services of, any individual consultant or independent contractor, whether doing business as an entity or not;

(v) entry into any staffing agreement with, or retention of the service of, any staffing firm or professional employer organization;

(w) except as set forth in Section 3.08(w) of the Disclosure Schedules, the adoption, modification or termination of any: (i) employment agreement or other Contract with any current, former, or prospective employee, consultant, or independent contractor of the Company that either (x) is not terminable at will by the Company or such Subsidiary without notice or penalty, other than in connection with hiring or promotions permitted hereunder, or (y) grants any compensation or benefits (other than ordinary course of business salary increases or annual bonus payments) or accelerates any vesting period as a result of the transactions contemplated by this Agreement or any other change in control of the Company or any Subsidiary, either alone or in conjunction with any other event, (ii) severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (iii) Benefit Plan or (iv) collective bargaining or other agreement with a Union, in each case whether written or oral;

(x) settlement or compromise, or agreement to settle or compromise, any Action brought by or on behalf of any current or former employee, consultant, or independent contractor or any Governmental Authority with regard to any claimed violation of any Laws related to the Company’s current or former employees, consultants, or independent contractors;

(y) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(z) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(aa) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(bb) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(cc) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(dd) action by the Company to make, change or rescind any material Tax election, amend any Tax Return, take any position on any Tax Return, or take any action, omit to take any action or enter into any transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any taxable period (or portion thereof) beginning after the Closing Date; nor

(ee) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts (other than Benefit Plans) of the Company that are currently in effect (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, being “Material Contracts”), in each case excluding the Ancillary Documents:

(i) each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice, except for the Contracts disclosed under Schedule 3.09(a)(vi) or (vii);

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts (other than Contracts with the Company’s customers) to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which (A) are not cancellable without penalty or without more than thirty (30) days’ notice, or (B) provide for any grant of any compensation or benefits, or any acceleration of any vesting period, following a change in control of the Company, whether alone or in conjunction with any other event;

(vii) all severance, deferred compensation, change-in-control (whether direct or indirect), or separation Contracts with employees of the Company;

(viii) any consulting agreement, independent contractor agreement, or any other Contract for consulting or independent contractor services with any individual consultant or independent contractor, whether doing business as an entity or not;

(ix) all Contracts whereby the Company engages a staffing agency to provide the services of employees, independent contractors, or consultants or whereby the Company retains the services of any professional employer organization;

(x) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(xi) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(xii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that limit or purport to limit the ability of the Company to solicit any employees or customers of any Person, or that would so limit Buyer or any of its Affiliates after the Closing;

(xiii) all Company IP Agreements, Mind Tank IP Agreements involving Mind Tank Assigned IP, and other material Mind Tank IP Agreements;

(xiv) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xv) all Contracts between or among the Company on the one hand and any Seller Party or any Affiliate of any Seller Party (other than the Company) on the other hand (other than employment agreements or arrangements); and

(xvi) all collective bargaining agreements or other Contracts with any Union to which the Company is a party or by which it is bound.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred prior to the Closing that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company, Site Spin Off, and, to Sellers’ Knowledge, Mind Tank have good and valid title to, or a good and valid leasehold interest in, all Real Property and personal property and other assets reflected in their respective Unaudited Financial Statements or acquired after the Balance Sheet Date, other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. Neither the Company, Site Spin Off, nor Mind Tanks owns any Real Property. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable as of the Closing Date or liens for Taxes listed in Section 3.10(a) of the Disclosure Schedules that are being contested in good faith and for which appropriate reserves have been set forth on the Financial Statements;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for which the payments related thereto are not delinquent and which are not, individually or in the aggregate, material to, and do not materially adversely affect, the business of the Company, Site Spin Off, or, to Sellers’ Knowledge, Mind Tank, or affect the sale and transfer of the Purchased Interests to Buyer hereunder;

(iv) easements, rights of way, zoning ordinances (but excluding violations thereof) and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to and do not materially adversely affect the business of the Company, Site Spin Off, or, to Sellers’ Knowledge, Mind Tank, or the present uses or occupancy of the Real Property; or

(v) liens arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice, copies of which have been provided to Buyer, which are not, individually or in the aggregate, material to or that will not, individually or in the aggregate, materially adversely affect the business of the Company, Site Spin Off, or, to Sellers’ Knowledge, Mind Tank, or affect the sale and transfer of the Purchased Interests to Buyer hereunder.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) each Real Property lease held by the Company, Site Spin Off, and, to Sellers’ Knowledge, Mind Tank, (ii) the street address of each parcel of leased Real Property; (iii) the landlord and tenant under the lease, the rental amount currently being paid, and the expiration of the term of such lease for each leased Real Property; and (iv) the current use of such property. With respect to leased Real Property, the Company, Site Spin Off, and, to Sellers’ Knowledge, Mind Tank have delivered or made available to Buyer true, complete and correct copies of any and all leases and all modifications, amendments, supplements, assignments thereof affecting the Real Property (collectively, the “Lease”). The Company, Site Spin Off, and, to Sellers’ Knowledge, Mind Tank, respectively, (x) enjoys peaceful and undisturbed possession of all Real Property and (y) is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The Lease is a valid, existing and binding obligation of the Company, Site Spin Off, and, to Sellers’ Knowledge, Mind Tank, respectively, and, to Sellers’ Knowledge, of each other party thereto, enforceable in accordance with its terms. No Real Property is subject to any prime, group or master lease. Except as set forth on Section 3.10(b) of the Disclosure Schedules, (1) the Lease represents the entire agreement between the parties thereto with respect to such Real Property, (2) all rents and other sums due under the Lease as of the Closing Date have been paid and no rent or other sums due thereunder have been paid more than thirty (30) days in advance, (3) the Company, Site Spin Off, has performed all obligations required to be performed by it prior to the date hereof under the Lease and has not received any notice of default which remains uncured, and is not in breach or default under the Lease, and (4) all obligations of landlord under the Lease have been completed and accepted and, to Sellers’ Knowledge, there are no claims or demands by landlord under the Lease. To Sellers’ Knowledge, the use and operation of the Real Property in the conduct of the Company’s, Site Spin Off’s, and Mind Tank’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement. To the Sellers’ Knowledge, there are no Actions pending or threatened in writing against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company, Site Spin Off, and, to Sellers’ Knowledge, Mind Tank are structurally sound, are in good operating condition and repair subject to ordinary wear and tear, and are reasonably adequate for the uses to which they are being put, and to Sellers’ Knowledge none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are reasonably sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and, other than the Company’s leased Real Property, constitute all of the real and tangible personal property and assets necessary to conduct the business of the Company as currently conducted. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Site Spin Off, together with all other properties and assets of Site Spin Off, are reasonably sufficient for the continued conduct of Site Spin Off’s business after the Closing in substantially the same manner as conducted prior to the Closing and, other than Site Spin Off’s leased Real Property, if any, constitutes all of the real and tangible personal property and assets necessary to conduct the business of Site Spin Off as currently conducted. To Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Mind Tank, together with all other properties and assets of Mind Tank, are reasonably sufficient for the continued conduct of Mind Tank’s business after the Closing in substantially the same manner as conducted prior to the Closing and, other than Mind Tank’s leased Real Property, constitute all of the real and tangible personal property and assets necessary to conduct the business of Mind Tank as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of (i) all Company IP Registrations, Mind Tank IP Registrations (only including those for Mind Tank Assigned IP), and, to Sellers’ Knowledge, Mind Tank IP Registrations (excluding those for Mind Tank Assigned IP), specifying as to each, as applicable: the title of the Patent, the Trademark, Copyright, or Domain Name; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Owned Intellectual Property and, to Sellers’ Knowledge, Mind Tank Owned Intellectual Property; and (iii) all proprietary Software of the Company and, to Sellers’ Knowledge, Mind Tank. All required filings and fees related to the Company IP Registrations and Mind Tank IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations, Mind Tank IP Registrations (only including those for Mind Tank Assigned IP), and, to Sellers’ Knowledge, Mind Tank IP Registrations (excluding those for Mind Tank Assigned IP) are otherwise in good standing. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations, Mind Tank IP Registrations (only including those for Mind Tank Assigned IP), and, to Sellers’ Knowledge, Mind Tank IP Registrations (excluding those for Mind Tank Assigned IP).

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, Mind Tank IP Agreements (only including those primarily related to Mind Tank Assigned IP) and, to Sellers’ Knowledge, all other Mind Tank IP Agreements, specifying for each the date, title, and parties thereto, and indicating, for each such Company IP Agreement and Mind Tank IP Agreement, the clause within the definition of “Company IP Agreement” or “Mind Tank IP Agreement” for which the disclosure is being provided. The Company has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements and Mind Tank IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement, Mind Tank IP Agreement (only including those primarily related to Mind Tank Assigned IP), and, to Sellers’ Knowledge, each other Mind Tank IP Agreement is valid and binding on the Company and Mind Tank, respectively, in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal) any Company IP Agreement. To Sellers’ Knowledge, neither Mind Tank nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal) any Mind Tank IP Agreement (excluding those primarily related to Mind Tank Assigned IP). Neither Mind Tank nor, to Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal) any Mind Tank IP Agreement (only including those primarily related to Mind Tank Assigned IP).

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Owned Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances and, in the case of any Intellectual Property licensed by another Person to the Company, the terms and conditions of the applicable Company IP Agreement. To Sellers’ Knowledge, Mind Tank is the sole and exclusive legal and beneficial, and with respect to the Mind Tank IP Registrations (excluding those for Mind Tank Assigned IP), record, owner of all right, title, and interest in and to the Mind Tank Owned Intellectual Property (excluding Mind Tank Assigned IP), and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of Mind Tank’s business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances and, in the case of any Intellectual Property licensed by another Person to Mind Tank, the terms and conditions of the applicable Mind Tank IP Agreement. Mind Tank is the sole and exclusive legal and beneficial, and with respect to the Mind Tank IP Registrations (only including those for Mind Tank Assigned IP), record, owner of all right, title, and interest in and to the Mind Tank Assigned IP, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company (i) acknowledging the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) granting to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waiving any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Buyer with true and complete copies of all such Contracts. The Company has not received any claim or assertion from any current or former employee or independent contractor relating to any of the Company Intellectual Property and no such current or former employee or independent contractor has any rights, title or interests in or to any Company Owned Intellectual Property. The Company has provided Buyer with true and complete copies of all such Contracts. To Sellers’ Knowledge, Mind Tank has not received any claim or assertion from any current or former employee or independent contractor relating to any of the Mind Tank Intellectual Property and no such current or former employee or independent contractor has any rights, title or interests in or to any Mind Tank Owned Intellectual Property. Mind Tank has not received any claim or assertion from any current or former employee or independent contractor relating to any of the Mind Tank Assigned IP and no such current or former employee or independent contractor has any rights, title or interests in or to any Mind Tank Assigned IP.

(d) Except as set forth in Section 3.12(d) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment, invalidation or infringement of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of (i) the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement, (ii) Mind Tank’s right to own or use any Mind Tank Assigned IP or any Mind Tank Assigned IP subject to any Mind Tank IP Agreement or, (iii) to Sellers’ Knowledge, Mind Tank’s right to own or use any Mind Tank Intellectual Property (excluding Mind Tank Assigned IP) or any Intellectual Property (excluding Mind Tank Assigned IP) subject to any Mind Tank IP Agreement.

(e) All of the Company Owned Intellectual Property and Mind Tank Owned Intellectual Property is valid and enforceable, and all Company IP Registrations and Mind Tank IP Registrations are subsisting and in full force and effect. The Company and, to Sellers’ Knowledge, Mind Tank have taken all reasonable steps to maintain and enforce the Company Owned Intellectual Property and Mind Tank Owned Intellectual Property, respectively, and to preserve the confidentiality of all Trade Secrets included in the Company Owned Intellectual Property and Mind Tank Owned Intellectual Property, respectively, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, and, to Sellers’ Knowledge, (i) there has been no misappropriation of any Trade Secrets used in connection with the business of the Company of Mind Tank by any Person, (ii) no employee, independent contractor, or agent of Company or Mind Tank has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor, or agent of the business of the Company or Mind Tank; and (iii) no employee, independent contractor, or agent of Company or Mind Tank is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract relating in any way to the protection, ownership, development, use, or transfer of Intellectual Property. No Person other than the Company and its authorized distributors, licensees and counterparties to the relevant Company IP Agreement (to the extent provided therein) has the right to control the commercial exploitation of the Company Owned Intellectual Property and no Person, which was involved in the creation, development and/or production of the Company Owned Intellectual Property on behalf of the Company has any interest therein or right thereto. The Company has a sufficient right, title and interest in and to Company Intellectual Property to enable it to (x) enter into and perform all Company IP Agreement pertaining thereto, and (y) charge, earn, realize and retain all fees and profits to which it is entitled thereunder. To Sellers’ Knowledge, no Person other than Mind Tank and its authorized distributors, licensees and counterparties to the relevant Mind Tank IP Agreement (to the extent provided therein) has the right to control the commercial exploitation of the Mind Tank Owned Intellectual Property (excluding Mind Tank Assigned IP) and no Person, which was involved in the creation, development and/or production of the Mind Tank Owned Intellectual Property (excluding Mind Tank Assigned IP) on behalf of Mind Tank has any interest therein or right thereto. No Person other than Mind Tank and its authorized distributors, licensees and counterparties to the relevant Mind Tank IP Agreement (to the extent provided therein) has the right to control the commercial exploitation of the Mind Tank Assigned IP, and no Person, which was involved in the creation, development and/or production of the Mind Tank Assigned IP on behalf of Mind Tank has any interest therein or right thereto. To Sellers’ Knowledge, Mind Tank has a sufficient right, title and interest in and to Mind Tank Intellectual Property to enable it to (x) enter into and perform all Mind Tank IP Agreement pertaining thereto, and (y) charge, earn, realize and retain all fees and profits to which it is entitled thereunder.

(f) The conduct of the Company’s and, to Sellers’ Knowledge, Mind Tank’s business, as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of the Company and Mind Tank, have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person, and no actions or claims are pending or, to Sellers’ Knowledge, threatened against Company or Mind Tank alleging any of the foregoing. The Company Intellectual Property includes all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to the business of the Company. The Company has not received any offers to license Intellectual Property on an in-bound basis or notice of, or allegations that the conduct of the business of the Company infringes, any third party Intellectual Property. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property. To Sellers’ Knowledge, the Mind Tank Intellectual Property includes all of the Intellectual Property used in the ordinary day-to-day conduct of the business of Mind Tank, and there are no other items of Intellectual Property that are material to the business of Mind Tank. To Sellers’ Knowledge, Mind Tank has not received any offers to license Intellectual Property on an in-bound basis or notice of, or allegations that the conduct of the business of Mind Tank infringes, any third party Intellectual Property. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Mind Tank Owned Intellectual Property.

(g) Except as set forth in Section 3.08(g) of the Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending, asserted, or to Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation by the Company or Mind Tank of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Owned Intellectual Property or Mind Tank Owned Intellectual Property; or (iii) by the Company, Mind Tank, or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Owned Intellectual Property or Mind Tank Owned Intellectual Property. To Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. Neither the Company nor Mind Tank is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Owned Intellectual Property or Mind Tank Owned Intellectual Property. The Company has taken reasonable and prudent actions to ensure that neither the Company Owned Intellectual Property nor the exploitation thereof slanders, libels, defames or violates the rights of privacy or publicity, or infringes any Intellectual Property, or violates any “moral rights of authors” of any other Person. None of the Intellectual Property used in the conduct of the Company’s business is owned by or registered in the name of any current or former owner, member, partner, director, executive, officer, employee, salesman, agent, customer, representative, contractor or consultant of the Company or any of their respective Affiliates or predecessors in interest, nor do any such Persons have any interest therein or right thereto, including the right to royalty payments. To Sellers’ Knowledge, Mind Tank has taken reasonable and prudent actions to ensure that neither the Mind Tank Owned Intellectual Property nor the exploitation thereof slanders, libels, defames or violates the rights of privacy or publicity, or infringes any Intellectual Property, or violates any “moral rights of authors” of any other Person. To Sellers’ Knowledge, none of the Intellectual Property used in the conduct of Mind Tank’s business is owned by or registered in the name of any current or former owner, member, partner, director, executive, officer, employee, salesman, agent, customer, representative, contractor or consultant of Mind Tank or any of their respective Affiliates or predecessors in interest, nor do any such Persons have any interest therein or right thereto, including the right to royalty payments. None of the Mind Tank Assigned IP is owned by or registered in the name of any current or former owner, member, partner, director, executive, officer, employee, salesman, agent, customer, representative, contractor or consultant of Mind Tank or any of their respective Affiliates or predecessors in interest, nor do any such Persons have any interest therein or right thereto, including the right to royalty payments.

(h) The computer hardware, servers, networks, digital platforms, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company or Mind Tank (“Company Systems”) are reasonably sufficient for the immediate and the anticipated needs of the Company’s and Mind Tank’s respective businesses in the first year following the Closing. Except as set forth on Section 3.12(h) of the Disclosure Schedules, to Sellers’ Knowledge there has never been any unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s or Mind Tank’s business; (ii) material loss, destruction, damage, or harm of or to the Company or Mind Tank, or their operations, personnel, property, or other assets; or (iii) liability of any kind to the Company or Mind Tank. The Company and Mind Tank have taken all reasonable actions, consistent with applicable industry standard practices, to protect the integrity and security of their respective Company Systems and the data and other information stored or Processed thereon. The Company and Mind Tank (A) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (B) act in compliance therewith; and (C) test such plans and procedures on a regular basis.

(i) Section 3.12(i)(i) of the Disclosure Schedules sets forth a complete and accurate list of any and all Open Source Software that the Company or Mind Tank owned, licensed, hosted, distributed or used (excluding that which is used exclusively for research, development or customer support purposes, and is not incorporated into, embedded into, hosted with, linked to, distributed with, or installed with any Company Software or Mind Tank Software), and separately identifies for each such item of Open Source Software listed on such Schedule: (i) the license that applies to such Open Source Software, (ii) the Company Software or Mind Tank Software into which such Open Source Software is incorporated into, embedded into, hosted with, linked to, distributed with, or installed with, (iii) whether or not the Open Source Software was modified by the Company or Mind Tank, (iv) whether or not the Open Source Software was distributed by the Company or Mind Tank, and (v) a description of how the Open Source Software is used with or in the Company Software or Mind Tank Software, including whether the Open Source Software is dynamically or statically linked (if applicable). With respect to any Open Source Software that is or has been used by the Company or Mind Tank in any manner, the Company and Mind Tank has been and is in compliance with all applicable licenses with respect thereto, including attribution and copyright notice requirements. Other than as detailed in Section 3.12(i)(ii) of the Disclosure Schedules, neither the Company nor Mind Tank has used Open Source Software in any manner that would or could, with respect to any Company Software or other Company Owned Intellectual Property, or with respect to any Mind Tank Software or other Mind Tank Owned Intellectual Property: (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or Mind Tank with respect thereto or grant, or purport to grant, to any third party, any rights or immunities under Company Owned Intellectual Property or Mind Tank Intellectual Property, or (v) impose any other material limitation, restriction, or condition on the right of the Company or Mind Tank with respect to its use or distribution.

(j) Except as set forth in Section 3.12(j) of the Disclosure Schedules, (i) neither the Company nor Mind Tank has ever disclosed any source code included in the Company Software or, to Seller’s Knowledge, Mind Tank Software, respectively, to any Person other than to employees of the Company or Mind Tank, respectively; (ii) the Company and, to Seller’s Knowledge, Mind Tank have at all times used commercially reasonable procedures to protect all source code included in the Company Software and Mind Tank Software, respectively; and (iii) neither the Company nor, to Seller’s Knowledge, Mind Tank has deposited any source code included in the Company Software or Mind Tank Software, respectively, into any source code escrows or similar arrangements. If, as disclosed in the Disclosure Schedules, the Company or Mind Tank has deposited any source code included in the Company Software or Mind Tank Software, respectively, into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

(k) Except as set forth in Section 3.12(k) of the Disclosure Schedules, the Company Software and, to Seller’s Knowledge, Mind Tank Software (i) is free from material bugs, defects, or programming errors (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or Mind Tank Software or any product or system containing or used in conjunction with such Company Software or Mind Tank Software; (ii) conforms in all material respects to the written functional and design specifications, the object and source code versions, the programmer and user manuals and other such written programmer and operator documentation related to such Company Software and Mind Tank Software; and (iii) complies in all material respects with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software and Mind Tank Software. No Company Software or, to Seller’s Knowledge, Mind Tank Software contains any computer code that (A) is designed to disrupt, disable, harm or otherwise impede in any manner the operation of the software or any hardware, including any “back door,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), or (B) would disable or impair the operation of any of the software or hardware based on the elapsing of a period of time or the advancement to a particular date or other numeral (sometimes referred to as “time bombs” or “drop dead” devices).

(l) No university, Governmental Authority (whether U.S. or non-U.S., federal or state), or other organization sponsored research and development conducted in connection with the business of the Company or Mind Tank, has any claim of right to or ownership of or other encumbrance on any Company Owned Intellectual Property, Mind Tank Owned Intellectual Property, Company Licensed Intellectual Property, or Mind Tank Licensed Intellectual Property. No research and development conducted in connection with the business of the Company was performed by a graduate student, university employee, or employee of any Governmental Authority.

Section 3.13 Work In Progress. All work-in-progress relating to the Company, whether or not reflected in the Balance Sheet, has been performed in a manner which is materially consistent with past practice and in material compliance with the applicable Contract pursuant to which such work is being performed. To Sellers’ Knowledge, all expected billable time in connection with any work-in-progress as of the Closing Date will be billed at the full billable rate set forth in the applicable Contract.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, and, to Sellers’ Knowledge, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions. Neither any Seller Party nor any of their respective Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy and all claims, events, and occurrences that may be covered under the Insurance Policies have been noticed pursuant to the applicable terms and conditions. To Sellers’ Knowledge, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to Sellers’ Knowledge are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights or where available insurance coverage (inclusive of defense expenses) will be exceeded. To Sellers’ Knowledge, the Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To Sellers’ Knowledge, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Proceedings pending or, to Sellers’ Knowledge, threatened in writing (a) against or by the Company affecting any of its properties or assets (or by or against any Seller Party or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller Party or any Affiliate of any Seller Party that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedules, to Sellers’ Knowledge, there are no Proceedings pending or threatened in writing (a) against or by Mind Tank affecting any of its properties or assets (or by or against any Seller Party or any Affiliate or member thereof and relating to Mind Tank); or (b) against or by Mind Tank, any Seller Party or member of Mind Tank, or any Affiliate of any Seller Party or member of Mind Tank that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

(d) Except as set forth in Section 3.17(d) of the Disclosure Schedules, to Sellers’ Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Mind Tank or any of its properties or assets. To Sellers’ Knowledge, Mind Tank is in compliance with the terms of each Governmental Order set forth in Section 3.17(d) of the Disclosure Schedules.

Section 3.18 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. To Sellers’ Knowledge, Mind Tank has complied, and is now complying, in each case in all material respects, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct all material operations of the business as currently conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) The Company is currently and for the past three (3) years has been in compliance with all Environmental Laws and has not, and no Seller Party has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each material Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions and employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material non-routine notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan received in the last three years.

(c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that would adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 of the Code.

(d) All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in material compliance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and, all benefits accrued under any unfunded Benefit Plan have in all material respects been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Neither the Company nor any of its ERISA Affiliates has in the last six years sponsored, administered or otherwise contributed to (and no Benefit Plan is) any of the following: (1) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (2) a “multiemployer plan” (as defined under Section 3(37) of ERISA) or a collectively bargained plan subject to Section 413 of the Code; (3) a “single employer plan” (as defined under Section 4001(a)(15) of ERISA) that could result in liability for the Company under Section 4063 or 4064 of ERISA (i.e., a multiple-employer plan); (4) self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code); (5) a “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code); or (6) a multiple employer welfare arrangement (MEWA).

(f) Except as set forth in Section 3.20(f) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, and other than under the Company’s severance arrangements or benefits provided under Company’s short-term disability or long-term disability benefit plans, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) year prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Except as set forth in Section 3.20(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(k) The Company is in compliance in all material respects with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Benefit Plan. The Company does not have any unsatisfied obligations to any Company employees or qualified beneficiaries pursuant to the ACA, or any state or local Law governing health care coverage or benefits that would result in any liability to the Company. The Company has maintained records necessary to demonstrate its compliance with the ACA and any other similar state or local law.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) status (i.e., hourly, salaried, temporary, seasonal), (iv), hire date; (v) current annual base compensation rate or hourly wage or rate, as applicable; (vi) current classification under the federal Fair Labor Standards Act (“FLSA”) and (vii) commission, bonus or other incentive-based compensation for 2021. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees of the Company for services performed on or prior to the date hereof have been paid in full (or are taking into account in the Final Closing Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees to any employees.

(b) Section 3.21(b) of the Disclosure Schedules contains a list of all persons who are independent contractors or consultants engaged by the Company as of the date hereof, whether doing business as an entity or as an individual, and sets forth for each the following: (i) name of individual or entity; (ii) entity by which such contractor or consultant is engaged, if any, (iii) assigned customer, if any, (iv) date of engagement (and date of Contract if different), (v) duration of engagement or Contract and (vi) current fee arrangement. Except as set forth in Section 3.21(b) of the Disclosure Schedules, as of the date hereof, all payments payable to all independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any other payments of any kind to any independent contractors or consultants.

(c) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees has sought, or to Sellers’ Knowledge is seeking, to organize employees of the Company for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. There are no unfair labor practice charges, grievances, or complaints pending or, to the Sellers’ Knowledge, threatened, by or on behalf of any current or former employee or group of employees of the Company, and the Company has never been involved in any Action related to any claims of unfair labor practices with respect to any current or former employee or group of current or former employees of the Company. The Company has no duty to bargain with any Union, and no Union has requested recognition or bargaining by or with the Company.

(d) Except as set forth in Section 3.21(d) of the Disclosure Schedules, (i) the Company is and during the past three (3) years has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance; (ii) all individuals characterized and treated by the Company as independent contractors or consultants are and at all times during the past three (3) years have been properly classified and treated as independent contractors under all applicable Laws; and (iii) all current and former employees of the Company that are currently or have at any time in the past three (3) years been classified as exempt under the FLSA and/or state and local wage and hour laws are and at all times have been properly classified.

(e) Except as set forth on Section 3.21(e) of the Disclosure Schedules, in the past three (3) years, there have been no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator under any applicable Laws in connection with the employment, engagement, classification, or treatment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim under any applicable Laws relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, work authorization, equal pay, wages, hours, overtime compensation, recordkeeping related to hours worked and payroll, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws, nor have there been any written requests of or notifications related to any such Action, including any audits or investigations, from any Governmental Authority.

(f) There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) related to the Company at any time, the Company has not incurred any liability under WARN or any applicable similar state or local Laws. Except as disclosed on Section 3.21(f) of the Disclosure Schedules, there have been no “employment losses” as defined under WARN as to any employees of the Company within the six (6) month period prior to Closing, and Schedule 3.21(f) also contains the locations, dates and reasons for all involuntary terminations of employment as to any former employees of the Company within the prior ninety (90) days.

(g) To the Sellers’ Knowledge, all employees of the Company are legally authorized to work in the United States. The Company has not hired, recruited or referred for a fee a Person who is not legally authorized to be employed in the United States, or knowingly employed a Person that is not legally authorized to be employed in the United States or continued to employ a Person knowing the Person ceased to be legally authorized to be employed in the United States. The Company has properly completed all reporting and verification requirements pursuant to, and has otherwise complied with all Laws relating to immigration control, including the Form I-9 and any applicable mandatory E-Verify obligations. The Company has not received any written notice from any Governmental Authority that the Company is in violation of any Law pertaining to immigration control or that any current or former employee of the Company is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Knowledge of Sellers threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

(h) Except as set forth in Section 3.21(h) of the Disclosure Schedules, the employment of each employee employed by the Company is “at will.”

(i) There are no workplace conditions at any Company worksite that could reasonably be considered to violate the Occupational Safety and Health Act or any similar state or local Laws and requirements, and there have been no accidents, as defined by such act, within the past five (5) years that could be reasonably considered to have resulted from a violation of any such Law.

Section 3.22 Taxes.

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. There are no liens for Taxes upon any assets, other than for Taxes not yet delinquent. With respect to any period for which Tax Returns have not yet been filed or for which are not yet due or payable, sufficient accruals for such Taxes have been made in financial statements, book and records.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been made by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction or required to file Tax Returns in that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that will have continuing effect after the Closing.

(e) Section 3.22(e) of the Disclosure Schedules sets forth:

(i) those years for which examinations by the Tax Authority have been completed; and

(ii) those taxable years for which examinations by Tax Authority are presently being conducted.

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax Authority have been fully paid.

(g) The Company is not a party to any Action by any Tax Authority. To Sellers’ Knowledge, there are no pending Actions or Actions threatened in writing against the Company by any Tax Authority.

(h) There are no Encumbrances for Taxes upon the assets of the Company other than Permitted Encumbrances.

(i) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation or any similar agreement (other than (i) credit or other commercial agreements the primary purpose of which does not relate to Taxes, and (ii) agreements with respect to leases of property).

(j) No private letter rulings, technical advice memoranda or similar written agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company.

(k) The Company has never been a member of an Affiliated Group (other than a member of an Affiliated Group of which the Company was the common parent). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee, successor, or by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes and with respect to which the expected obligation for Taxes is not reasonably expected to be material).

(l) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) for a taxable period ending on or prior to the Closing Date;

(ii) use of an improper method of accounting prior to the Closing Date;

(iii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iv) a prepaid amount received on or before the Closing Date;

(v) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(vi) any election under Section 108(i) of the Code.

(m) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) The Company is, and has been since its formation, treated as a partnership for U.S. federal income tax purposes. No election under Treasury Regulations Section 301.7701-3 has been made with respect to the Company. The Company has made, and has not revoked, a valid election under Section 754 of the Code. The Company did not elect into the audit procedures under Section 1101 of the Bipartisan Budget Act of 2015 for the tax year ended December 31, 2017.

(o) The Company does not have a permanent establishment or fixed place of business outside the country of its organization.

(p) The Company does not have (i) any deferred payroll taxes pursuant to the CARES Act or (ii) any claimed employee retention credits pursuant to the CARES Act.

(q) All related party transactions involving the Company have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law, and the Company has complied with the applicable documentation requirements thereunder except where failure to so comply would not give rise to a material amount of Taxes.

(r) The Company has not within the last two years been either a “distributing corporation” or a “controlled corporation” in a distribution to which Section 355 of the Code was applicable.

Section 3.23 Transactions with Affiliated Parties. Except as set forth in Section 3.23 of the Disclosure Schedules, none of any Seller Party, any Related Party, or, to the Knowledge of Sellers, any of their respective directors, officers, managers, equityholders or employees, directly or indirectly: (a) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of the Company; (b) has any outstanding loan or receivable in either event to or from the Company (other than reimbursement of employees for legitimate business expenses incurred in the ordinary course of business); or (c) a party to, otherwise bound by or has any interest in any Contract or agreement with the Company (other than employment agreements or arrangements).

Section 3.24 Disclosure Statements.

(a) The Company has provided each holder of Phantom Performance Units with a Joinder and Release Agreement, which includes a related disclosure and information statement in the form attached hereto as Exhibit H. The disclosures made within such disclosure and information statement under the headings “Performance Units – General,” “Treatment of Performance Units at Closing,” “Tax Implications,” and “Risks Related to the Company and the Transaction,” do not contain any untrue statement of a material fact or, to the Sellers’ Knowledge, omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(b) The disclosures made within the Disclosure and Information Statement under the headings “Class A Units and Class B Units – General,” “Tax Implications,” and “Risks Related to the Company and the Transaction,” do not contain any untrue statement of a material fact or, to the Sellers’ Knowledge, omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

Section 3.25 Books and Records. The corporate governance records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all corporate governance records of the Company will be in the possession of the Company.

Section 3.26 Brokers. Except as set forth in Section 3.26 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Ancillary Document based upon arrangements made by or on behalf of any Seller Party.

Section 3.27 Anti-corruption Compliance. Neither the Company nor any of its directors, officers, employees, or agents have, directly or indirectly, taken any actions in violation of the Anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the Bribery Act. The Company further represents that it has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems, and billing systems) and written policies to ensure compliance with the Anti-corruption Laws, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s knowledge, any of its officers, directors, employees, or agents are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-corruption Laws. The Company and its directors, officers, employees, and agents, have complied and are in full compliance with any customer-mandated Anti-corruption Laws compliance requirements, including any such provisions in their Material Contracts.

Section 3.28 Export Control Laws. The Company has conducted all export transactions in material accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in material compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the Sellers’ Knowledge, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.

Section 3.29 Harassment. No allegations of sexual harassment have ever been made to the Company against any individual in his or her capacity as an officer, director, equityholder or employee of the Company. There are no, and there have never been, any Actions pending or, to Sellers’ Knowledge, threatened against the Company or any of its officers, directors, equityholders or employees, involving allegations of sexual harassment by any current or former officer, employee or independent contractor of the Company. The Company is not, nor has it ever been, a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company resolving allegations of sexual harassment by any officer, director, equityholder or employee of the Company.

Section 3.30 Data Privacy.

(a) In connection with its Processing of Personal Information, the Company is and has been in compliance with all applicable Laws in all relevant jurisdictions, including all applicable Privacy Laws, the Company Privacy Policies, and the requirements of any contract or codes of conduct to which the Company is a party or otherwise bound as of the date hereof. In connection with Mind Tank’s Processing of Personal Information, to Sellers’ Knowledge, Mind Tank is and has been in material compliance with all applicable Laws in all relevant jurisdictions, including applicable Privacy Laws, Mind Tank Privacy Policies, and the requirements of any contract or codes of conduct to which Mind Tank is a party or otherwise bound as of the date hereof. No disclosure or representation made or contained in any Company Privacy Policies or, to Sellers’ Knowledge, Mind Tank Privacy Policies, has been materially inaccurate, misleading, deceptive, or in violation of applicable Privacy Laws. The Company and to Sellers’ Knowledge, Mind Tank, have implemented commercially reasonable physical, technical, organizational and administrative security measures and policies, including written information security policies, to: (i) safeguard the security, confidentiality and integrity of Personal Information in its possession or control; (ii) protect against unauthorized access to the Company Systems and loss, unlawful, or unauthorized access, use, modification, exfiltration, acquisition, disclosure, or unauthorized or unlawful Processing of Personal Information; and (iii) identify and address internal and external risks to the privacy and security of Personal Information in its control. The Company contractually requires its processors or third parties that Process Personal Information on its behalf to take commercially reasonable measures to protect the privacy and security of the Personal Information and maintain in confidence such Personal Information.

(b) The Company and, to Sellers’ Knowledge, Mind Tank, have not been subject to any material breach of security or other security incident that presents a risk of unauthorized or unlawful access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of Personal Information or that has caused or would reasonably be expected to cause a material disruption to the conduct of the Company’s business, or is otherwise considered a “data breach,” “personal data breach,” or “data security breach” under applicable Privacy Laws (a “Security Incident”). The Company and, to Sellers’ Knowledge, Mind Tank, have not notified and, to Sellers’ Knowledge, there have been no facts or circumstances that would require the Company or Mind Tank to notify, any Governmental Authority or other Person of any Security Incident.

(c) No claims have been asserted or, to Sellers’ Knowledge, are threatened in writing against the Company or, to Sellers’ Knowledge, Mind Tank, by any Person alleging a violation of such Person’s privacy, security, personal or confidentiality rights, or rights with respect to Personal Information. The Company and, to Sellers’ Knowledge, Mind Tank, have not received any notice, claim or complaint, in each case in writing, from any Governmental Authority or other Person, and, to the Seller’s Knowledge, there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other Legal Proceeding alleging a Security Incident or violation of any Privacy Laws involving Personal Information in the possession or control of the Company or Mind Tank, or held or Processed by any vendor, processor or third party for or on behalf of the Company or Mind Tank.

(d) The execution, delivery, or performance of this Agreement (or any of the Ancillary Documents) and the consummation of any of the Transactions (or any of the Ancillary Documents), including Buyer’s possession or use of the User Data, Mind Tank User Data, Personal Information, or any other Company, or Mind Tank, data or information in the operation of the business of the Company or Mind Tank, as currently conducted or currently contemplated to be conducted, after the Closing, will not: (i) result in any violation of any Company Privacy Policy or Mind Tank Privacy Policy or any Privacy Laws, or any obligations, restrictions, or commitments concerning the privacy, security, or Processing of Personal Information under any contract to which the Company or, to Sellers’ Knowledge, Mind Tank, is a party or otherwise bound as of the date hereof; or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

Section 3.31 Investment in Purchase Price Equity. To the extent that a Seller Member (other than any Seller Member that is a holder of Phantom Performance Units) may acquire Purchase Price Equity in connection with this Agreement:

(a) Such Seller Member is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b) Such Seller Member understands that the Purchase Price Equity is being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Purchase Price Equity has not been registered under the Securities Act. Such Seller Member understands that the Purchase Price Equity may not be resold, transferred, pledged or otherwise disposed of by such Seller Member absent an effective registration statement under the Securities Act except (i) to the Buyer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Purchase Price Equity shall contain a legend to such effect. Such Seller Member acknowledges that the Purchase Price Equity will not be immediately eligible for resale or transfer pursuant to Rule 144 and, as a result, such Seller Member may not be able to readily resell the Purchase Price Equity and may be required to bear the financial risk of an investment in the Purchase Price Equity for an indefinite period of time. Such Seller Member acknowledges that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Purchase Price Equity.

(c) This Agreement is made with such Seller Member in reliance upon such Seller Member’s representation to Buyer that, which by such Seller Member’s execution of this Agreement, such Seller Member hereby confirms, that the Purchase Price Equity to be acquired by Seller Member (and beneficially held by such Seller Member, as applicable) will be acquired for investment for such Seller Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller Party has no intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Seller Member further represents that such Seller Member does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchase Price Equity. Such Seller Member has not been formed for the specific purpose of acquiring the Purchase Price Equity.

(d) Such Seller Member understands that the Purchase Price Equity may be notated with one or more legends applicable to Buyer’s common stock held by other holders of Buyer’s common stock and any legend required by the Securities Laws to the extent such Securities Laws are applicable to the Purchase Price Equity represented by the certificate, instrument, or book entry so legended.

(e) Such Seller Member has had an opportunity to discuss the Buyer’s business, management, financial affairs and the terms and conditions of the issuance of the Purchase Price Equity with Buyer and each of their representatives, and, that Seller Member’s rights and obligations with respect to the Purchase Price Equity shall be as provided in the corporate governance documents of Buyer. Such Seller Member has also had an opportunity to review Buyer’s Commission filings available for review at www.sec.gov. Such Seller Member acknowledges and agrees that such Seller Member has reviewed the Disclosure and Information Statement.

(f) Such Seller Member is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Such Seller Member has exercised reasonable care to determine whether he, she or it is subject to a Disqualification Event. The issuance of the Purchase Price Equity to such Seller Member will not subject the Buyer to any Disqualification Event.

Section 3.32 Solvency.

(a) Assuming the accuracy of the representations and warranties set forth in Article IV hereof, each Seller Member, immediately after giving effect to the consummation of the transactions contemplated hereby, will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller Member.

(b) As of the Closing and immediately after giving effect to the consummation of the transactions contemplated by the Mind Tank IP Assignment, Mind Tank will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Mind Tank IP Assignment with the intent to hinder, delay or defraud either present or future creditors of Mind Tank.

Section 3.33 [Intentionally Omitted.]

Section 3.34 No Other Representations. Except for the representations and warranties expressly set forth in Article IV, each Seller Member acknowledges and agrees that neither Buyer nor any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Buyer, its Affiliates, or their respective subsidiaries, or any of the Buyer’s, its Affiliates’, or their respective subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise).

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller Member that the statements contained in this Article IV are true and correct as of the date hereof and shall survive the Closing as provided herein.

Section 4.01 Organization and Authority of Buyer. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business (where such concept exists) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to have such power or authority, is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. A correct and complete copy of the Organizational Documents of Buyer has been made available to Sellers’ Representative, and each such Organizational Document is in full force and effect.

Section 4.02 Authorization of Transaction; Binding Authority. Buyer has the requisite corporate or similar power and authority and has taken all corporate or similar action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the Seller Members, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a material violation or material breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person (other than a Governmental Authority) under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Brokers. Except with respect to Watertower Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 No Other Representations. Except for the representations and warranties expressly set forth in Article III, Buyer acknowledges and agrees that neither the Company nor any Seller Party is making or has made, and Buyer, except in the case of Fraud, specifically disclaims that it is relying upon or has relied upon, any representation or warranty, expressed or implied, at law or in equity, made by any Person in respect of the Company or its subsidiaries, or any of the Company’s or its subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of its business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) the Company or any subsidiary made available to Buyer or its representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and without relieving the Company or any Seller Members from any liability related to Fraud, the Company and the Seller Members specifically disclaim any obligation or duty to make any disclosures of fact herein or in the Disclosure Schedules not required to be disclosed pursuant to the specific representations and warranties set forth in Article III.

Section 4.06 Independent Investigation; Reliance. Buyer acknowledges, represents and affirms that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller Members expressly and specifically set forth in Article III. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit or otherwise restrict the ability of the Buyer or any Buyer Indemnitee from asserting any claim of Fraud.

Section 4.07 Investment Intention. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring interests in the Company. Buyer confirms that the Company has made available to Buyer the opportunity to ask questions of the officers and management of the Company to acquire additional information about the business, assets and financial condition of the Company. Buyer will acquire its interest in the Company for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable Securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Buyer’s representations in this Agreement. Buyer understands that no part of the interest in the Company which Buyer acquires may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.

Section 4.08 Legal Proceedings. Except as set forth in Section 4.08 of the Disclosure Schedules, there are no Proceedings pending or, to Buyer’s knowledge, threatened in writing against or by Buyer or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 4.09 Independent Investigation; Reliance. Buyer acknowledges, represents and affirms that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller Members expressly and specifically set forth in Article III. In connection with Buyer’s investigation of the Company, Buyer has received from or on behalf of the Company certain estimates, projections and other forecasts and plans. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, other forecasts and plans), and, except in the cause of Fraud, Buyer hereby waives, on behalf of itself and its Affiliates, all claims against the Company, any Seller Party, or any other Person (including any of the respective Representatives of the Company or the Seller Members) with respect thereto. Accordingly, Buyer acknowledges that, except as set forth in Article III, neither the Company, any Seller Party, or any of their Affiliates or Representatives or any other Person makes or has made any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), whether or not such estimates, projections and other forecasts and plans were provided in any presentation, meeting, discussion or otherwise made available to Buyer in connection with the negotiation of this Agreement and the other documents contemplated hereby.

Section 4.10 Solvency. Assuming the accuracy of the representations and warranties set forth in Article III hereof, the Buyer, immediately after giving effect to the consummation of the transactions contemplated hereby, will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming the accuracy of the representations and warranties set forth in Article III hereof, immediately after giving effect to the transactions contemplated by this Agreement, the Buyer will have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer.

Section 4.11 Reserved Shares. Buyer has, and will have at all times until the Buyer Share Issuance Date, sufficient authorized but unissued and unreserved common stock to issue the Purchase Price Equity.

Article V
COVENANTS AND OTHER AGREEMENTS

Section 5.01 Confidentiality. For a period of five (5) years commencing on the Closing Date, each Seller Party shall, and shall cause their respective Affiliates and each of the Representatives of any of the foregoing, to, hold in confidence, and shall not and shall cause their respective Affiliates and each of the Representatives of any of the foregoing not to directly or indirectly disclose, reveal, divulge, or communicate to any Person other than officers, directors and authorized employees of Buyer or the Company, or use or otherwise exploit for their own benefit or for the benefit of anyone other than Buyer or the Company, any and all Confidential Information (as defined below), whether written or oral, except to the extent that a Seller Party can show that such Confidential Information (a) is generally available to and known by the public through no fault of any Seller Party, any of their respective Affiliates or any of the respective Representatives of any of the foregoing; (b) is lawfully acquired by a Seller Party, any of their respective Affiliates or any of the respective Representatives of any of the foregoing from and after the Closing from sources which, to Sellers’ Knowledge, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is information generally known in the industry in which the Company or Buyer operates or (d) is independently developed by such Person without use of or reference to any Confidential Information and, if such Person is or was an employee of or otherwise provided services to the Company such independent development occurs or occurred separate from and either prior to such employment or services relationship with the Company or following the termination of such employment or other services relationship. If any Seller Party or any of their respective Affiliates or any of the respective Representatives of any of the foregoing are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, the Seller Members shall promptly notify Buyer in writing of such requirements and shall be permitted to disclose only that portion of such information as required which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that Buyer shall be entitled to seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For purposes of this Section 5.01, “Confidential Information” means any information with respect to Buyer, the Company or Mind Tank, LLC, respectively, or such Person’s Affiliates, or any predecessor thereof which is known to the Seller Members on or prior to the Closing Date and is treated by the Buyer, the Company, Mind Tank, LLC, the respective Affiliates of the foregoing, or any predecessor thereof, as proprietary and confidential, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel lists, supplier lists, competitor lists, market analyses, information regarding the Company’s relationship with suppliers or customers, or other specialized information or proprietary matters. Notwithstanding anything to the contrary contained herein, the Seller Members and their Affiliates and Representatives may disclose any Confidential Information as is necessary (i) to prepare tax returns (including tax returns of Seller Members or of any of their Affiliates) or other filings with any Governmental Authority or to defend or object to any reassessment of Taxes, (ii) to defend or prosecute any claim against or by a Seller Member under this Agreement or any Ancillary Document or (iii) as is necessary for Seller Members (or their Representatives) to otherwise disclose to any Governmental Authority (so long as, with respect to subsections (ii) and (iii) of this sentence, such Seller Member provides prompt written notice to the Company of any Action requiring such disclosure to enable the Company to seek an appropriate protective order or confidential treatment).

Section 5.02 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), in each case, other than in its capacity as an equity holder, employee, officer, director, member, manager, or other service provider or representative of Buyer or its Affiliates (and Buyer’s and its Affiliates respective successors and assigns), no Restricted Party shall, directly or indirectly, other than with respect to Buyer or its Affiliates, (i) own, hold interests in, manage, operate, control or participate in (whether as principal, manager, employee, agent, officer, shareholder, director, partner, or otherwise), consult with or provide advice to, render services, for, or in any other manner engage in the Restricted Business in the Territory; or (ii) interfere in any respect with the business relationships between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person. In addition, subject to the Restricted Party’s obligations set forth in Section 5.01, public addresses (including as a speaker or panelist at industry conferences) and other public discourse (including social media posts and comments and blog posts and comments) shall not be deemed to violate the Restricted Party’s obligations under this paragraph so long as any such public statements are general in nature regarding the Restricted Business and do not specifically advise or target a third party that competes with, or intends or attempts to compete with, the Company.

(b) During the Restricted Period, no Restricted Party shall, directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company to terminate their employment or engagement with the Company, (ii) otherwise adversely interfere with or adversely disrupt the Company’s relationship with its employees or independent contractors, or (iii) solicit, entice, or hire any employee or independent contractor of the Company who has left the Company during the six (6) month period prior to such hiring. This restriction includes, but is not limited to, (a) knowingly providing the identities of any of the Company’s employees and/or independent contractors to any Person who may engage in such prohibited solicitation, or (b) assisting any of the Company’s employees and/or independent contractors in obtaining alternative employment with an entity that competes with the Restricted Business or doing business with another entity that competes with the Restricted Business, as the case may be. Notwithstanding the foregoing, no Restricted Party shall be prohibited from conducting generalized searches by use of general advertisements or solicitations, including but not limited to advertisements or solicitations through newspapers, internet or other media of general circulation or engaging and using a search firm not specifically targeted at the individuals described in this Section 5.02(b), but such Restricted Party shall be prohibited during the Restricted Period from hiring the individuals described in this Section 5.02(b).

(c) During the Restricted Period, no Restricted Party shall, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, or other business relations of the Company for purposes of (x) engaging in the Restricted Business with any party other than the Company or its Affiliates or (y) interfering with the relationship between any such client, customer, or business relation and the Company for purposes of engaging in the Restricted Business.

(d) Each Restricted Party acknowledges that a breach or threatened breach of Sections 5.01 and 5.02 may give rise to irreparable harm to Buyer and its Affiliates, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Restricted Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In addition, in the event of any breach or violation by any Restricted Party of any of the provisions in Section 5.02, the time period for such covenant shall be tolled solely as to such Restricted Party that is in breach (and not as to any other Restricted Party) during the period of such breach or violation.

(e) Each Restricted Party acknowledges that the restrictions contained in Sections 5.01 and 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Sections 5.01 and 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Sections 5.01 and 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) If Buyer fails to timely deliver the Purchase Price Equity when required pursuant to the terms of this Agreement, the provisions of this Section 5.02 shall be null and void and of no further force or effect.

(g) For purposes of the indemnification obligations of Innovated Assets, LLC and GWHIC, LLC as Seller Members pursuant to this Agreement, Innovated Assets, LLC shall be liable for any breach of this Section 5.02 by Kenneth Bond, and GWHIC, LLC shall be liable for any breach of this Section 5.02 by Grant Herren.

Section 5.03 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by a Seller Party prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of the Seller Members reasonable access (including the right to make, at such Seller Member’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller Party shall retain the books and records of such Seller Party which relate to the Company for periods prior to the Closing, and upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer, the Company nor any Seller Member shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.03 where such access would violate any Law.

Section 5.04 Employee Matters.

(a) Buyer will, or will cause the Company to, for a period of 12 months following the Closing Date, provide the Company’s employees as of the Closing Date with base compensation, target bonus opportunities, and employee benefits that are in the aggregate comparable to those in effect immediately prior to the Closing Date; provided, however, that nothing contained herein shall limit or prevent Buyer’s (and, following the Closing, the Company’s) ability to modify base compensation, bonus, and benefits terms for a given Company employee if needed based on business circumstances so long as any such modifications are also applied to all other similarly situated employees of the Buyer (it being agreed that employees of Buyer shall be deemed to be similarly situated to such Company employees if such employees of Buyer have the same or functionally equivalent job titles, job descriptions, or relative levels of seniority within their respective entity or business unit, regardless of the fact that the Buyer and the Company (or the entity or entities that employ such Company employee following the Closing) may operate different business units and/or business functions within the corporate structure of Buyer and its Affiliates).

(b) Buyer further agrees that, if Buyer causes the Company to terminate any of its Benefit Plans after Closing and replace them with any 401(k) or health plan that may be established or maintained by Buyer, the Company, or any of their Affiliates on or after the Closing Date (the “New Plans”), then from and after the date of termination of such Benefit Plan, Buyer will, or will cause the Company to, use commercially reasonable efforts to grant all employees of the Company who remain employees of the Company following the Closing, subject to applicable law, and applicable tax qualification requirements, credit for any service with the Company earned prior to the Closing Date for eligibility and vesting purposes and for determining vacation accrual except as would result in a duplication of benefits. In addition, Buyer will, or will cause the Company to, use commercially reasonable efforts to (x) waive all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Benefit Plan prior to the termination of such Benefit Plan, and (y) take into account any covered expenses incurred on or before the termination of such Benefit Plan by any employees of the Company (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the termination of such Benefit Plan under any applicable New Plan. No provision of this Section 5.04 shall (i) create any third party beneficiary rights in any Company employee or any other current or former employee, director or consultant of the Company or its Subsidiaries with respect to continued employment or service (or resumed employment or service), at any time and for any or no reason or any other matter, or shall be treated as, deemed or construed to be an establishment, termination, amendment or other modification of any Benefit Plan, any New Plan or any other employee benefit plan or agreement, or (ii) limit the right of Buyer to terminate any employee’s employment at any time and for any reason or otherwise modify the “at-will” employment relationship with any employees of the Company or any Subsidiary.

Section 5.05 Indebtedness; Related Party Obligations. At or prior to the Closing, the Seller Members shall have caused the Company to extinguish any Indebtedness of the Company and shall have caused to be released all Encumbrances related to all Indebtedness upon any of the properties and assets of the Company, in each case other than Indebtedness that is included in the Estimated Indebtedness Amount. All Liabilities (other than those relating to employment relationships with the Company) between or among the Company, on the one hand, and any Seller Party, Related Party or any of their respective Affiliates, on the other hand that are set forth in Section 5.05 of the Disclosure Schedules (the “Related Party Obligations”), shall be discharged and satisfied in full at or prior to Closing.

Section 5.06 Release. Each Seller Party, on behalf of such Seller Party and his, her or its heirs, predecessors, successors, assigns, and each of their respective direct or indirect Affiliates and subsidiaries and any Representatives of any of the foregoing (collectively, the “Seller Releasing Parties”) hereby forever, fully, unconditionally and irrevocably waives, releases, remises and discharges each of Buyer, the Company, each of their respective predecessors, successor, and assigns and each of their respective direct or indirect Affiliates and subsidiaries and any past and present equity holders, members, managers, partners, employees, officers, directors, consultants, attorneys, agents, employee benefit plan and other Representatives of any of the foregoing (the “Seller Released Party”) from any and all actions, suits, claims, Action, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise, whether known or unknown, patent or latent, unanticipated as well as anticipated, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise, that such Seller Releasing Parties may currently have, or may have in the future, in his, her or its capacity as a direct, indirect or otherwise beneficial owner of equity in the Company, holder of Phantom Performance Units, or (other than to the extent set forth below) as a director, offer, manager, agent, or employee of the Company, against any Seller Released Party in connection with any facts or circumstances that occurred on or prior to the Closing Date (collectively, the “Seller Released Claims”). Notwithstanding the foregoing, and without diminishing the obligations, or any liability of, any Seller Party pursuant to Article VIII, the Seller Released Claims shall not include, (a) rights to payment or other consideration for such Seller Releasing’s Party’s portion of the Aggregate Purchase Price, or any other amounts or obligations which any Seller Party may be entitled to in this Agreement or any of the Ancillary Documents; (b) any rights or claims a Seller Releasing Party may have pursuant to the terms of this Agreement or any Ancillary Document; (c) for any Seller Releasing Party that is an employee, consultant or other service provider of the Company, any claims against the Company for earned but unpaid or unreimbursed compensation, salary, bonus, benefits, or expenses in respect of such Seller Releasing Party’s employment prior to Closing; (d) other than to the extent set forth in Section 5.11 and subject to Buyer’s indemnification rights pursuant to Section 8.03(j), any contractual rights to indemnification or advancement or expenses for serving as a director, officer, manager, agent, or employee of the Company contemplated by Section 5.11; (e) any rights of recovery under any the Company’s insurance policies in effect on or prior to the Closing Date by reason of such Seller Releasing Party’s status as a director, officer, manager, agent, or employee of the Company; and (f) any claim which, as a matter of applicable law, cannot be released.

Each Seller Party, on the Seller Party’s own behalf and on behalf of each other Seller Releasing Party, acknowledges that he, she or it is familiar with the provisions of California Civil Code Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Being aware of California Civil Code Section 1542, each Seller Party, on the Seller Party’s own behalf and on behalf of each other Seller Releasing Party, agrees to expressly, knowingly and intentionally waive any and all rights, benefits and protections of California Civil Code Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

Section 5.07 Sellers’ Representative. Each Seller Party agrees that Innovated Assets, LLC is hereby constituted and appointed as agent and attorney-in-fact as the “Sellers’ Representative” with full power and right of substitution for and on behalf of each Seller Party, with the sole and exclusive right and power on behalf of each of them to execute and deliver any and all certificates and other documents required to be executed and delivered by any Seller Party hereunder, to give and receive notices and communications hereunder, to make claims against Buyer hereunder, to agree to, object to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, without limitation, claims arising under Article VIII of this Agreement and disputes arising under Article II of this Agreement, to make amendments and grant waivers hereunder or any other Ancillary Document, and to take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing and any other actions that the Sellers’ Representative may, in his sole discretion, determine to be appropriate in connection with the consummation of the purchase and sale of the Purchased Interests or any of the other Transactions, including authorizing the delivery to Buyer of cash from the Escrow Fund in satisfaction of any amounts owed to Buyer pursuant to Article VIII and Article II of this Agreement. No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall receive no compensation for services rendered. Notices or communications to or from Sellers’ Representative shall constitute notice to or from the Company and each Seller Members, as applicable. The Seller Members agree and acknowledge that the power of attorney granted in this Section 5.07: (i) is coupled with an interest and is irrevocable; and (ii) may be delegated by the Sellers’ Representative. In the event of the death, incapacity or resignation of Innovated Assets, LLC, then, the remaining Seller Members shall jointly elect a new Sellers’ Representative. A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of all of Seller Members and shall be final, binding and conclusive upon each of such Parties, and Buyer may rely upon any written decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each of such Parties and Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement (including Article VIII) or any of any Ancillary Document. Buyer is hereby relieved from any Liability to any person for any acts done by it in accordance with such decision, act, consent, or instruction of Sellers’ Representative. Sellers’ Representative shall, at the expense of the Seller Members, be entitled to engage such counsel, experts and other agents and consultants as Sellers’ Representative shall deem necessary in connection with exercising his powers and performing his function hereunder and (in the absence of willful misconduct on the part of Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Sellers’ Representative shall have no liability to any of Seller Members for any actions taken by him in his capacity as Sellers’ Representative (in the absence of willful misconduct). Each Seller Party will severally indemnify Sellers’ Representative and hold Sellers’ Representative harmless against any loss, Liability or expense incurred without willful misconduct on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of Sellers’ Representative duties hereunder, including each Seller Party’s respective share of the reasonable fees and expenses of any legal counsel retained by Sellers’ Representative and including any Escrow Indemnification Liabilities of the Sellers’ Representative.

Section 5.08 Escrow. As a source of payment for the purpose of securing certain indemnification obligations of Seller Members’ set forth in Article VIII and the obligations of Seller Members set forth in Section 2.04, Buyer and Sellers’ Representative shall enter into the Escrow Agreement at Closing, pursuant to which the Buyer will deposit, or cause to be deposited with the Escrow Agent, the Escrow Amount as provided in Section 2.03 and Section 2.04. In accordance with and subject to the terms and conditions of the Escrow Agreement, promptly, and in any event within five (5) days after the Final Release Date, Buyer and the Sellers’ Representative shall cause the Escrow Agent to release to the Seller Members (or, with respect to any Phantom Performance Units held by a Seller Member for which Tax withholding is required, to the Company for payment to the holders thereof through the Company’s payroll system in accordance with Section 2.02(d)) any remaining amount of the Escrow Amount (in accordance with the Seller Members’ respective Equity Percentages) less any amount which is then the subject of any outstanding good faith claims or disputes relating thereto.

Section 5.09 Public Announcements. No Seller Party or the Sellers’ Representative shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer. On or after the Closing, Buyer and its Affiliates shall be permitted to make any public announcements in respect of this Agreement or the transactions contemplated hereby and otherwise communicate with any news media without the consent of any Seller Party or the Sellers’ Representative.

Section 5.10 [Intentionally Omitted.]

Section 5.11 Director and Officer Liability and Indemnification.

(a) Subject to the limitations in Sections 5.06 and 5.11(f), from and after the Closing, Company will, and Buyer will cause the Company to, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now or has been at any time prior to the date hereof an officer, director, manager or employee of the Company (each, a “D&O Indemnified Party”), for claims against them by reason of such service for the Company prior to or at the Closing, to the extent such person is entitled to such rights under the Operating Agreement or under any indemnification agreement listed in Schedule 5.11 in each case as of immediately prior to the Closing and prior to giving effect to Section 5.06 hereof.

(b) Without limiting the foregoing, for a period of six (6) years after the Closing, Buyer will not (and will not cause or permit the Company or any of Buyer’s other subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation, indemnification, contribution and expense advancement or reimbursement provisions set forth in the Organizational Documents of the Company with respect to conduct, actions or omissions taken or not taken at or prior to the Closing.

(c) If Buyer or the Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Buyer or the Company will not be the continuing or surviving entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each case, proper provision will be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or the Company, as the case may be, will be able to satisfy the indemnification and other obligations set forth in this Section 5.11.

(d) With respect to any indemnification and other obligations of Buyer and the Company pursuant to or that is otherwise contemplated by this Section 5.11, each of Buyer and the Company hereby acknowledge and agree that, other than with regard to any applicable insurance, and solely with regard to any Seller Party or their Affiliate: (i) the Company is the indemnitor of first resort with respect to all indemnification and other obligations of the Company pursuant to or that are otherwise contemplated by this Section 5.11 (i.e., its obligations to an applicable D&O Indemnified Party are primary and any obligation of any Seller Party or Affiliate to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such D&O Indemnified Party are secondary), (ii) the Company will be liable for the full amount of any and all payments required to be made thereby pursuant to the terms of this Section 5.11 without regard to any rights an applicable D&O Indemnified Party may have against any other Seller Party or their Affiliate and (iii) effective as of the Closing, Company irrevocably waives, relinquishes and releases any such other Seller Party or their Affiliate from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof other than with respect to claims by the Company pursuant to Section 8.03(j).

(e) The provisions of this Section 5.11 will survive the consummation of the transactions contemplated hereby and (i) are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her successors, heirs and representatives and will be binding on all successors and assigns of Buyer and the Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract, at Law or otherwise.

(f) Notwithstanding anything in the foregoing Section 5.11, the D&O Indemnified Persons shall not have any right to defense, indemnification, advancement, or to be held harmless, and such rights are deemed released under Section 5.06, with regard to any matter that arises out of or relates to (i) an actual or alleged breach of any representation, warranty, or covenant, whether of either Company or any Seller Party, in this Agreement or any document to be delivered pursuant to it, and whether or not any indemnification may be owed by a Seller Party pursuant to the limitations in Section 8; or (ii) fraud by a Seller Party (other than fraud relating to any claim, assertion, allegation or reasoning that either of the disclosure and information statements attached to this Agreement as Exhibit G or Exhibit H contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

Section 5.12 Working Capital Investment. Following the Closing, Buyer shall furnish to the Company, to be used for working capital purposes, and unless otherwise agreed in writing between Buyer and Sellers’ Representative, $1,000,000 by each three (3) month anniversary of the Closing until Buyer has furnished to the Company a total of $5,000,000 pursuant to this Section. All funds furnished to the Company pursuant to this Section shall be used as agreed by Buyer in writing.

Section 5.13 Audited Financial Statements. Upon Buyer’s request and at Buyer’s expense, to the extent applicable, the Sellers’ Representative and each Seller Member shall use their respective commercially reasonable efforts to respond to questions and cooperate with the Company and its auditors in connection with the preparation of the audited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended.

Section 5.14 [Intentionally Omitted.]

Section 5.15 Legal Counsel; Privilege. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates that Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) may serve as counsel to the Seller Members on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, SMRH (or any successor) may serve as counsel to the Seller Members or any of their Representatives, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company, and, solely with respect to any such litigation, claim or obligation, each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Representative thereof to consent to and waive any conflict of interest arising from such representation. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company and the Seller Members on the one hand, and their internal or external counsel, including but not limited to SMRH on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Company and the Seller Members and such counsel (collectively, the “Privileged Communications”) and thereby property of the Seller Members, and from and after the Closing neither Buyer, nor the Company, nor any Person purporting to act on behalf of or through Buyer or the Company, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege with respect to the Privileged Communications or through any other means; provided that with respect to communications that do not pertain to the negotiation, preparation, execution, delivery or performance under this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, in each case, the Seller Members may not waive such privilege without the prior written consent of Buyer. As to any such Privileged Communications prior to the Closing Date, Buyer and the Company, on behalf of themselves and the Company and its Representatives, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving the Seller Members or their Representatives after the Closing.

Section 5.16 Registration Rights; Leak-Out; No Short Sales.

(a) Unless a Buyer Change of Control Transaction occurs on or prior to the Buyer Share Issuance Date, the Buyer agrees that, (a) if permitted under the Securities Act and by the staff of the Commission, no later than ninety (90) days prior to the Buyer Share Issuance Date, and otherwise (b) no later five (5) business days after the Buyer Share Issuance Date ( as applicable, the “Filing Deadline”), the Buyer will file with the Commission (at the Buyer’s sole cost and expense) a registration statement on Form S-1 or Form S-3 (the “Registration Statement”) registering the resale or transfer of the Purchase Price Equity, and the Buyer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of the fifth (5th) business day after the date the Buyer is notified in writing by the Commission that the Registration Statement will not be “reviewed” or that the Commission has completed its review of the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Buyer’s obligations to include the Purchase Price Equity of each Seller Member in the Registration Statement are contingent upon such Seller Member furnishing in writing to the Buyer such information regarding such Seller Member, the securities of the Buyer held by such Seller Member and the intended method of disposition of the Purchase Price Equity as shall be reasonably requested by the Buyer to effect the registration of the Purchase Price Equity, and each Seller Member shall execute such documents in connection with such registration as the Buyer may reasonably request that are customary of a selling stockholder in similar situations. The Buyer will provide a draft of the Registration Statement to the Seller Member for review at least five (5) business days in advance of the filing of the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Buyer from including in the Registration Statement any or all of the Purchase Price Equity due to limitations on the use of Rule 415 of the Securities Act for the resale or transfer of the Purchase Price Equity by the applicable stockholders or otherwise, the Registration Statement shall register for resale or transfer such number of shares of the Purchase Price Equity which is equal to the maximum number of shares of the Purchase Price Equity as is permitted by the Commission. In such event, the number of shares of the Purchase Price Equity to be registered for each Seller Member named in the Registration Statement shall be reduced pro rata among all such Seller Members. If the Commission requests that a Seller Member be identified as a statutory underwriter in the Registration Statement, such Seller Member will have an opportunity to withdraw from the Registration Statement. The Buyer will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which such shares of the Purchase Price Equity have actually been sold and (ii) the date which is two years after the date that the Registration Statement becomes effective. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Buyer will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Seller Member to resell the Purchase Price Equity pursuant to the Registration Statement, qualify the Purchase Price Equity for listing on the applicable stock exchange on which Buyer’s shares of common stock are then listed, and update or amend the Registration Statement as necessary to include the Purchase Price Equity. For purposes of clarification, any failure by the Buyer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Buyer of its obligations to file or effect the Registration Statement set forth in this Section 5.16.

(b) Notwithstanding anything to the contrary in this Agreement, the Buyer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require each Seller Member not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Buyer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Buyer’s management reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Buyer in the Registration Statement of material information that the Buyer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Buyer’s management, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, (x) Buyer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period (and in no event more than one time and for not more than sixty (60) consecutive calendar days during the year in which the Buyer Share Issuance Date occurs) and (y) the Buyer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Buyer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller Member agrees that (i) such Seller Member will immediately discontinue offers and sales of the Purchase Price Equity under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until each Seller Member receives copies of a supplemental or amended prospectus (which the Buyer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Buyer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Buyer unless otherwise required by law or subpoena. If so directed by the Buyer, each Seller Member will deliver to the Buyer or, in such Seller Member’s sole discretion destroy, all copies of the prospectus covering the Purchase Price Equity in such Seller Member’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Purchase Price Equity shall not apply (I) to the extent a Seller Member is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (II) to copies stored electronically on archival servers as a result of automatic data back-up. At its expense, the Buyer shall advise Seller Members within two (2) business days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Buyer of any notification with respect to the suspension of the qualification of the Purchase Price Equity included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions of this Agreement, of the occurrence of a Suspension Event or any other event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Buyer shall not, when so advising Seller Members of such events, provide Seller Members with any material, nonpublic information regarding the Company other than to the extent that providing notice to Seller Members of the occurrence of such events. At its expense, the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated above (other than a permitted Suspension Event), the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Purchase Price Equity included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) For purposes of this Section 5.16, “Purchase Price Equity” shall mean, as of any date of determination, the Purchase Price Equity and any other equity security issued or issuable with respect to the Purchase Price Equity by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Seller Member” shall include any Affiliate of the Seller Member to which the rights under this Section shall have been duly assigned.

(d) The Buyer shall, at its sole expense, upon appropriate notice from a Seller Member stating that Purchase Price Equity of such Seller Member has been sold or transferred pursuant to an effective Registration Statement, timely prepare and deliver certificates or evidence of book-entry positions representing the shares of the Purchase Price Equity to be delivered to a purchaser or transferee (or its nominee or custodian) pursuant to such Registration Statement, which certificates or book-entry positions shall be free of any restrictive legends and in such denominations and registered in such names as such Seller Member may request.

(e) Each Seller Member may deliver written notice (an “Opt-Out Notice”) to the Buyer requesting that such Seller Member not receive notices from the Buyer otherwise required by this Section 5.16; provided, however, that such Seller Member may later revoke any such Opt-Out Notice by giving written notice to Buyer. Following receipt of an Opt-Out Notice from a Seller Member (unless subsequently revoked), (i) the Buyer shall not deliver any such notices to such Seller Member and such Seller Member shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Seller Member’s intended use of an effective Registration Statement, such Seller Member will notify the Buyer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5.16(e)) and the related suspension period remains in effect, the Buyer will so notify such Seller Member, within one (1) business day of such Seller Member’s notification to the Buyer, by delivering to such Seller Member a copy of such previous notice of Suspension Event, and thereafter will provide such Seller Member with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) The Buyer shall indemnify, defend and hold harmless each Seller Member (if such Seller Member is named as a selling shareholder under the Registration Statement), the officers, directors and agents of each of them, and each person who controls such Seller Member (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Buyer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5.16, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Seller Member furnished in writing to the Buyer by such Seller Member expressly for use therein or such Seller Member has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5.16 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Buyer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by such Seller Member, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Buyer in a timely manner, (C) as a result of offers, sales or transfers effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Buyer, or (D) in connection with any offers, sales or transfers effected by or on behalf of such Seller Member in violation of Section 5.16(b) hereof. The Buyer shall notify each Seller Member promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5.16 of which the Buyer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Purchase Price Equity by such Seller Member.

(g) Each Seller Member that acquires Purchase Price Equity in connection with this Agreement shall, severally and not jointly, indemnify and hold harmless the Buyer, its directors, officers, agents and employees, and each person who controls the Buyer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Seller Member furnished in writing to the Buyer by such Seller Member expressly for use therein; provided, however, that the indemnification contained in this Section 5.16(g) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Seller Member (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Seller Member be greater in amount than the dollar amount of the net proceeds received by such Seller Member upon the sale of the Purchase Price Equity giving rise to such indemnification obligation. Each Seller Member shall notify the Buyer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5.16 of which the Seller Member is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Purchase Price Equity by the Seller Member.

(h) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(i) The indemnification provided for under this Section 5.16 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(j) If the indemnification provided under this Section 5.16 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of a Seller Member shall be limited to the net proceeds received by such Seller Member from the sale of Purchase Price Equity giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 5.16, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(k) With a view to making available to the Seller Members the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Seller Members to sell securities of the Buyer to the public without registration, the Buyer agrees, until each Seller Member no longer holds Purchase Price Equity, to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

(l) In any calendar month during the Leak-Out Period, each Seller Member agrees that such Seller Member shall not sell, transfer, pledge, hypothecate or engage in any Short Sales in respect of any Restricted Purchase Price Equity in excess of one-third (1/3) of the total amount of Restricted Purchase Price Equity issued to such Seller Member. Each Seller Member agrees to the imposition of a legend on each certificate or book-entry representing such Seller Member’s Restricted Purchase Price Equity referencing the restriction imposed by this Section 5.16(l).

(m) Each Seller Member agrees that, from the date of this Agreement until the Buyer Share Issuance Date, no Seller Member or any of its Affiliates, or any person or entity acting on behalf of such Seller Member or any of such Seller Member’s Affiliates or pursuant to any understanding with such Seller Member or any of such Seller Member’s Affiliates will engage in any Short Sales with respect to any securities of Buyer.

(n) Each Seller Member agrees that any sales of Purchase Price Equity shall be in accordance with Buyer’s written securities trading policy then in effect, if such Seller Member is a covered person under such policy and such policy generally applies to employees, consultants, officers, directors or significant stockholders of Buyer and its subsidiaries.

Article VI
TAX MATTERS

Section 6.01 Preparation and Filing of Tax Returns.

(a) Buyer Tax Returns. With the exception of the Partnership Income Tax Returns described in Section 6.01(b) below, Buyer shall prepare, or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of or with respect to the Company for (i) all Pre-Closing Tax Periods which are required to be filed after the Closing Date, and (ii) for all Straddle Periods (each, a “Buyer Tax Return”), which Tax Returns shall be prepared in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, in each case unless otherwise required by applicable Law. Buyer shall furnish such Buyer Tax Returns to the Sellers’ Representative for its review and comment at least thirty (30) days prior to the due date for filing such in the case of an income Tax Return or as soon as reasonably practicable prior to the due date for filing such a Tax Return that is not an income Tax Return. The Sellers’ Representative and Buyer agree to timely consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting (whether in person or telephone) to discuss their respective positions. If, within twenty (20) days following Buyer’s delivery of such a Buyer Tax Return, Sellers’ Representative and Buyer are unable to resolve any disagreement, Sellers’ Representative and Buyer shall endeavor in good faith to resolve such disagreement; provided, if Sellers’ Representative and Buyer are unable to resolve any disagreement within five (5) days of delivery of Sellers’ Representative delivering such written statement, then Sellers’ Representative and Buyer shall promptly submit their differences to the Independent Accountant for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.04(b)), whose decision shall be final and binding.

(b) Sellers’ Representative shall prepare (or cause to be prepared) any Tax Return reporting the income of the Company and its Subsidiaries that is allocable to, and reportable as income of, the Company’s direct or indirect equityholders under applicable Tax Law (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1), in each case, for any Pre-Closing Tax Period which are first due (after taking into account any validly obtained extensions) after the Closing Date (“Partnership Income Tax Returns”). Sellers’ Representative shall, at least twenty (20) Business Days prior to filing, submit all such Partnership Income Tax Returns to the Buyer for Buyer’s review and comment. Sellers’ Representative will consider Buyer’s comments in good faith. All Partnership Income Tax Returns that the Sellers’ Representative or the Company is required to file or cause to be filed in accordance with this Section 6.01(b), shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, in each case unless otherwise required by applicable Law. Buyer shall timely file (or cause to be timely filed) Partnership Income Tax Returns prepared by Sellers’ Representative.

Section 6.02 Cooperation. Buyer and the Seller Members shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Return and related documents, making its employees available, timely signing and delivering any certificates or forms relating to any Tax matter, to the extent reasonably requested. The Buyer and the Sellers’ Representative shall, upon request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company or Buyer (including with respect to the Transactions). Buyer will (i) retain (and will cause to be retained) all books and records with respect to Tax matters pertinent to the Company related to any Pre-Closing Tax Period or any Straddle Period, and abide by all record retention agreements entered into with any Tax Authority related thereto, and (ii) give the Sellers’ Representative reasonable written notice prior to transferring to any Person who is not an Affiliate of such transferor, destroying or discarding any such books and records, and will, if the Sellers’ Representative so requests, allow the Sellers’ Representative or its agents to take possession of such books and records at their sole cost and expense.

Section 6.03 Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as attributable to the Pre-Closing Tax Period for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04 Termination of Tax Allocation Arrangements. Any Tax allocation, Tax indemnity or Tax sharing agreement (other than ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of the Company’s business for the (i) purchase or rental of goods, (ii) provision of services, (iii) borrowing of money, or (iv) rental of real property) between the Company, on the one hand, and any Person, on the other hand, shall be terminated as to the Company on or prior to the Closing, and after the Closing the Company shall not have any liability thereunder.

Section 6.05 Tax Treatment. The parties hereto acknowledge and agree that for U.S. federal (and as applicable, state and local) income Tax purposes, the Transactions are intended to be treated as a transaction governed by IRS Revenue Ruling 99-6, Situation 2, to be treated as follows: (a) as to Buyer, as the purchase by Buyer of all of the assets of the Company, and (b) as to the Seller Members, as the sale by the Seller Members of their Equity Interests in the Company. Each of Buyer, on the one hand, and the Seller Members, on the other hand, agrees to file all Tax Returns in a manner consistent with the foregoing, and not take any position, whether in any Tax Return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required to do so by applicable Law.

Section 6.06 Purchase Price Allocation. Within thirty (30) days after the date upon which the post-closing adjustments described in Section 2.04(b) are finalized, Buyer shall prepare and submit for the Sellers’ Representative’s review an allocation of the Total Tax Consideration, which shall be allocated among the assets of the Company as provided under Section 6.05 in accordance with the methodology set forth on Section 6.06 of the Disclosure Schedules and in accordance with Sections 734, 743, 754, 755 and 1060 of the Code and the Treasury Regulations thereunder (the “Draft Allocation”). If, within thirty (30) days following delivery of the Draft Allocation, Sellers’ Representative does not notify Buyer in writing of its disagreement with the Draft Allocation, the Draft Allocation shall be final and binding. If, prior to the expiration of such 15-day review period, Sellers’ Representative notifies Buyer in writing of a disagreement with the Draft Allocation, Buyer and Sellers’ Representative shall endeavor in good faith to resolve such disagreement, and if they are able to do so shall make such revisions to the Draft Allocation to reflect such resolution, which shall be final and binding. If, within thirty (30) days following delivery of the Draft Allocation by Buyer to Sellers’ Representative, Sellers’ Representative and Buyer are unable to resolve such disagreement, then (unless otherwise agreed to in writing) Sellers’ Representative and Buyer shall promptly submit their differences to the Independent Accountant for resolution (provided that, notwithstanding anything to the contrary herein, in resolving any such disagreements or disputes, the Independent Accountant shall be bound by and follow the principles and methodologies of the Draft Allocation and the other provisions of this Agreement explicitly relating to Taxes or Tax reporting), and the Draft Allocation shall be revised to reflect such resolution, which shall be final and binding. The “Final Allocation” means (i) the Draft Allocation as prepared by Buyer, if Sellers’ Representative does not raise any objection thereto in accordance with the foregoing provisions or (ii) if Sellers’ Representative does raise any such objection, the Draft Allocation as revised to reflect (as applicable) the mutual resolution of such dispute(s) by Buyer and Sellers’ Representative or the resolution of such dispute(s) by the Independent Accountant. The Final Allocation shall be binding upon Seller Members, Buyer and the Company (including for purposes of Code Sections 704(c), 741, 743, 751, 755 and 1060), and Seller Members, Buyer and the Company shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the Final Allocation and not take a position inconsistent therewith on any Tax Return or in any Tax-related audits, examinations or assessments or other proceedings (whether judicial or administrative) unless required pursuant to a binding ”determination” within the meaning of Code Section 1313.

Section 6.07 Tax Contests. Buyer agrees to promptly give written notice to the Sellers’ Representative of the receipt of any written notice by the Company, Buyer, or any of their respective Affiliates which involves the assertion of any claim, audit, examination, notice of deficiency, administration or court proceeding, or other commencement of any Action, in respect of any Pre-Closing Tax Period or Straddle Period (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s or any Buyer Indemnitees’ right to indemnification hereunder unless such failure materially prejudices the Seller Members. The Sellers’ Representative shall, at the Seller Members’ expense, have the right but not the obligation to control contests of Tax Claims relating to a Pre-Closing Tax Period; provided further, that Sellers’ Representative shall provide written notice to the Buyer within fifteen (15) days of Sellers’ Representative’s receipt of any notice related to any such Tax Claims; provided, however, that the Sellers’ Representative shall (a) keep Buyer reasonably informed of all material developments relating to any Tax Claim controlled by the Sellers’ Representative; (b) provide Buyer with copies of all material correspondence received from any Tax Authority; (c) provide Buyer with a copy of, and an opportunity to review and comment on, all material submissions made by the Sellers’ Representative to a Tax Authority in connection with such Tax Claim, and (d) obtain the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim relating to a Pre-Closing Tax Period; and, provided further, that the Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Buyer. In the instance that Sellers’ Representative does not exercise its rights to control any Tax Claim relating to the Pre-Closing Tax Period, Buyer shall have the right to control such Tax Claim, and the Buyer shall have the right to control any Tax Claim relating to a Straddle Period; provided, however, the Buyer shall (a) keep the Sellers’ Representative reasonably informed of all material developments relating to any Tax Claim controlled by the Buyer; (b) provide the Sellers’ Representative with copies of all material correspondence received from any Tax Authority; (c) provide the Sellers’ Representative with a copy of, and an opportunity to review and comment on, all material submissions made by the Buyer to a Tax Authority in connection with such Tax Claim, and (d) obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim relating to a Pre-Closing Tax Period or a Straddle Period; provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers’ Representative. Without limiting the foregoing, for any Pre-Closing Tax Period, (i) the Sellers’ Representative shall be the “partnership representative” (within the meaning of Code Section 6223) of the Company and (ii) the Seller Members and the Company shall cause to be made a push-out election pursuant to Section 6226 of the Code.

Section 6.08 Survival; Overlap. Notwithstanding anything to the contrary in this Agreement (including Article IX), the obligations of the Parties set forth in this Article VI shall survive the Closing Date until they have been satisfied. If any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.09 Tax Refunds. Any Tax refunds (or credits in lieu thereof) that are received by the Buyer, its Affiliates, or the Company that relate to any Tax (i) economically borne by the Seller Members, or (ii) indemnified by the Seller Members under the terms of this Agreement with respect to which an amount has been paid by Seller Members pursuant to Article VIII hereof, in each case, shall be for the account of the Seller Members, and the Buyer shall promptly pay over to the Sellers’ Representative (on behalf of the Seller Members) any such refund (or credit in lieu thereof), less any Taxes incurred on receipt of any such refund (or credit in lieu thereof), and less any reasonable out-of-pocket costs and expenses incurred by the Buyer and its Affiliates in obtaining any such refund (or credit in lieu thereof).

Section 6.10 Tax Covenants. None of the Buyer, the Company, or any of their Affiliates shall, without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, (a) amend any Tax Return relating to a taxable period (or portion thereof) ending on or before the Closing Date, including without limitation any Tax Returns of the Company relating to a Straddle Period, (b) make, change or revoke any Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, or (c) make a voluntary disclosure to any Governmental Authority with respect to any Tax or Tax Returns of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date.

Section 6.11 Transfer Taxes. All Transfer Taxes will be borne and paid one-half (1/2) by the Seller Members on the one hand, and one-half (1/2) by the Buyer when due. Except as provided below, the party required to do so by applicable Law will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Within 30 days after filing, the filing Party will provide the non-filing Party with copies of all such Tax Returns. Each Party agrees to use its commercially reasonable efforts to obtain any certificate or other document as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. The Sellers’ Representative shall reasonably cooperate with any reasonable request from Buyer to join in filing any Tax Return or other document or to reduce any such applicable Taxes due, so long as Buyer provides, at least fifteen (15) days prior to the filing of the applicable Tax Return or other documentation, Sellers’ Representative with each such Tax Return or other documentation for Sellers’ Representative’s review and approval.

Section 6.12 [Intentionally Omitted].

Section 6.13 Tax Advice and Reliance. None of the Parties (and none of the Parties’ respective counsel, accountants, or other representatives) has made or is making any representations to any other Party (or to any other Party’s counsel, accountants, or other representatives) concerning the consequences of this transaction under applicable Tax laws. Each Party has relied solely upon the Tax advice of its own employees or of representatives engaged by such Party and not on any such advice provided by any other Party.

Article VII
[Intentionally Omitted]

Article VIII
Indemnification

Section 8.01 Survival of the Seller Members’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Seller Members contained in, or arising out of, this Agreement, and the obligations of Seller Members pursuant to Section 8.03(j), shall survive the Closing hereunder until the Final Release Date; provided, however, that the Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the Seller Members set forth in this Agreement or in any Ancillary Document shall survive until fully performed or observed in accordance with their terms; provided that all covenants and agreements of the Seller Members set forth in in Article V hereof will survive the Closing in accordance with their terms, or, if no period of performance is specified, for a period of twenty-seven (27) months after the Closing Date, with the right to make a claim for breach thereof prior to the expiration of the applicable statute of limitations; provided further that all covenants and Agreements of the Seller Members in Sections 5.07, 5.08, 5.11, and 5.16 shall survive until fully performed or observed in accordance with their terms. Notwithstanding the foregoing, if the Buyer provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 8.01, then such period of survival shall not apply in respect of any such claim and the liability for such claim will continue until such claim is fully resolved.

Section 8.02 Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder until the Final Release Date; provided, however, that the representations and warranties in Sections 4.01 (Organization and Authority) and 4.02 (Authorization) shall survive until sixty (60) days following the expiration of the applicable statute of limitations, including the application of all extensions thereto; provided, however, that the foregoing survival periods shall not apply in respect of any claims that have been asserted in writing prior to the expiration of the applicable survival period. All covenants and agreements of the Buyer set forth in this Agreement or in any Ancillary Document shall survive until fully performed or observed in accordance with their terms; provided that all covenants and agreements of the Buyer set forth in in Article V hereof will survive the Closing in accordance with their terms, or, if no period of performance is specified, for a period of twenty-seven (27) months after the Closing Date, with the right to make a claim for breach thereof prior to the expiration of the applicable statute of limitations; provided further that the covenants of the Buyer in Sections 5.08, 5.11, 5.12, and 5.16 and Article VI shall survive until fully performed in accordance with their terms. Notwithstanding the foregoing, if the Sellers’ Representative provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 8.02, then the liability for such claim will continue until such claim is fully resolved.

Section 8.03 Indemnification By the Seller Members. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing, the Seller Members, severally and not jointly, based on and limited to the Indemnification Percentage applicable to each such Seller Member (provided, however, that the satisfaction of Losses out of the Escrow Amount shall be joint and several), and without any right of contribution from the Company shall indemnify, defend and hold harmless each of Buyer, Buyer’s Affiliates (including the Company), and the respective Representatives of each of the foregoing (collectively, the “Buyer Indemnitees”), from and against, and shall promptly pay or reimburse each Buyer Indemnitee for, any and all Losses actually sustained or incurred (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) by any Buyer Indemnitee with respect to, arising out of, or resulting from:

(a) any breach of a representation or warranty made by the Company or the Seller Members in this Agreement (other than any breach of a Fundamental Representation) or in any certificate of instrument delivered by or on behalf of Seller Members pursuant to this Agreement;

(b) any breach of a Fundamental Representation;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller Members pursuant to this Agreement;

(d) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Closing Cash Payment as finally determined pursuant to Section 2.04(b);

(e) any claim by any holder of Equity Interests in the Company or any other Person relating to the allocation or disbursement of the Aggregate Purchase Price or any element or portion thereof (other than Buyer’s failure to disburse in accordance with Schedule B);

(f) any inaccuracy or error in or omissions from the Schedule B, including any claim made by any holder of Equity Interest in the Company, or any Phantom Performance Units, relating to such Person’s rights with respect to the Aggregate Purchase Price, or the calculations and determinations set forth on Schedule B;

(g) any claim by a Seller Party who, as of immediately prior to the Closing, held Phantom Performance Units issued under the Phantom Equity Plan, with respect to the amendments to the terms of the Phantom Equity Plan as contemplated by this Agreement;

(h) any claim for Seller Indemnified Taxes;

(i) the Escrow Indemnification Liabilities of the Sellers’ Representative (including to the extent that the Buyer has incurred or paid any portion of the Escrow Indemnification Liabilities of the Sellers’ Representative);

(j) the Company’s, and the Buyer’s, obligations pursuant to Section 5.11 to Indemnify, advance, defend, or hold harmless and provide advancement of expenses to, any D&O Indemnified Party; or

(k) any breach of a representation or warranty made by a Seller Member in any Ancillary Document.

Section 8.04 Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing, the Buyer shall indemnify, defend and hold harmless each Seller Party and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against, any and all Losses sustained or incurred by any Seller Indemnitee resulting from:

(a) any breach of a representation or warranty made by the Buyer in this Agreement or in any certificate of instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement;

(c) any claim or assertion for broker’s or finder’s fees or expenses arising out of the Transactions by any Person claiming to have been engaged by either the Buyer or any of its Affiliates;

(d) any claim for Buyer Indemnified Taxes; or

(e) the Escrow Indemnification Liabilities of the Buyer (including to the extent that the Sellers’ Representative has incurred or paid any portion of the Escrow Indemnification Liabilities of Buyer).

Section 8.05 Indemnification Procedures.

(a) In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of a Legal Proceeding commenced by any Person who is not a Party or an Affiliate of a Party, including any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party within thirty (30) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notification on a timely basis adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense (or at the Seller Members’ expense, in the case of the Sellers’ Representative), the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing. The Party defending such Third Party Claim shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event an Indemnifying Party has assumed the defense of and is defending a Third Party Claim and receives an offer to settle such Third Party Claim, and the Indemnified Party withholds its consent to such settlement or compromise, the Indemnifying Party will continue to conduct the defense of such claim, but will have no Liability to indemnify the Indemnified Party for such Third Party Claim in excess of the Losses set forth in such settlement offer.

(b) Notwithstanding anything contained in Section 8.05(a) to the contrary, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

(i) the Indemnifying Party must diligently defend such Proceeding;

(ii) the Indemnifying Party must furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party (or the funds available in the Escrow Amount with respect to claims against the Escrow Amount), in the Indemnified Party’s reasonable judgment, is and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any reasonably expected Losses relating to such Proceeding; and

(iii) such Proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnified Party, and shall not involve primarily claims for specific performance or other equitable relief.

(c) An Indemnified Party or Parties seeking indemnification in respect of, arising out of or involving a Loss or claim or demand hereunder that does not involve a Third Party Claim being asserted against such Indemnified Party or Parties (a “Direct Claim”) shall deliver written notice thereof to the Indemnifying Party with reasonable promptness after becoming aware of the basis for such Direct Claim (and in no event after the applicable survival period for the claim or claims in question set forth in this Agreement), and shall provide the Indemnifying Party or Parties with such information with respect thereto as it or they may reasonably request. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of such indemnity notice that the Indemnifying Party disputes such Direct Claim, the Indemnifying Party shall be deemed to have agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in such indemnity notice, subject to the limitations in this Article VIII.

(d) For purposes of Section 8.05 only, (i) if Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments, cooperate, provide information, and a Seller Member’s indemnification obligations) shall be deemed to refer to Sellers’ Representative (as a representative of the Seller Members), and (ii) if Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Sellers’ Representative (except provisions relating to the right to receive payments).

Section 8.06 Limitation as to Certain Qualifiers. For purposes of this Article VIII, the calculation of the amount of any Losses incurred in connection with any breach of any representation or warranty set forth in this Agreement, shall be determined without regard to any materiality, Material Adverse Effect, or other correlative or similar terms or qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, the provisions of this Section 8.06 shall not apply to the determination of whether there has been a breach of any representation or warranty set forth in this Agreement.

Section 8.07 Limitation on Indemnification; Payments.

(a) The Seller Members shall not be liable hereunder to the Buyer Indemnitees pursuant to Section 8.03(a) until the aggregate of all Losses arising thereunder exceeds $500,000 (the “Deductible”) in which event the Seller Members shall be required to pay or be liable only for such Losses in excess of the Deductible. The aggregate amount of all Losses recoverable by Buyer Indemnitees pursuant to Section 8.03(a) shall not exceed the Escrow Amount. Subject to the additional limitations on liability of the Seller Members set forth in this paragraph above and elsewhere herein, no Seller Member shall be liable to the Buyer Indemnitees pursuant to this Article VIII in excess of the total Aggregate Purchase Price actually received (or in the case of unissued Purchase Price Equity, entitled to be received and any Forfeited Purchase Price Equity, as applicable) by such Seller Member (valuing for such purposes, (i) any Purchase Price Equity actually received by a Seller Member pursuant to Section 2.02(b) or Section 2.02(c) at a valuation of the Buyer Issue Price, (ii) any Purchase Price Equity actually received by a Seller Member, and any Forfeited Purchase Price Equity, in each case pursuant to Section 2.08 at a valuation of the Buyer Issue Price as modified by Section 2.08(c), and (iii) any Purchase Price Equity entitled to be received (but not actually received) by a Seller Member at a valuation of the Buyer Issue Price, provided that for the purposes of this clause (iii), if the determination of the limitations of liability occurs prior to the Buyer Share Issuance Date, the term “Buyer Share Issuance Date” within the definition of “Buyer Issue Price” shall be replaced with the date that the applicable determination of the limitations on liability described in this Section 8.07(a) are determined for purposes of determining Losses for which the Seller Members are obligated to indemnify Buyer Indemnitees pursuant to this Article VIII), but subject, in all cases, to the limitations set forth elsewhere in this Section 8.07.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) first from the Escrow Fund; and (ii) second, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Escrow Fund, from the Seller Members (in each case, on a pro rata basis, among the Seller Members in accordance with the applicable Indemnification Percentages); provided, that, at the time any such Losses are payable prior to the Buyer Share Issuance Date, the Seller Members shall have the right to settle any indemnification obligations described in the foregoing clause (ii) by surrendering the right to receive Purchase Price Equity entitled to be received by a Seller Member at a valuation of the Buyer Issue Price, in lieu of paying such amounts in Cash, until such Seller Member’s Purchase Price Equity is exhausted; provided further that for purposes of this clause (ii) the term “Buyer Share Issuance Date” within the definition of “Buyer Issue Price” shall be replaced with the date of final determination, pursuant to this Article VIII, of the amount of Losses payable to the Buyer Indemnitee in respect of the applicable indemnification claim.

(c) Any amount previously taken into account in the Closing Cash Payment as finally determined in accordance with Section 2.04 will not be further subject to an indemnification claim.

(d) Notwithstanding any other provision of this Agreement to the contrary, no Indemnified Party, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date, (ii) result from any transactions or actions taken by, or omissions by, the Indemnified Party or any of its Affiliates (including without limitation the Company) after the Closing that are not specifically contemplated by this Agreement, or (iii) were already taken into account in the calculation of Closing Working Capital, Indebtedness, or Transaction Expenses, in each case as finally determined, or otherwise paid pursuant to Article VI.

(e) An Indemnified Party shall only be entitled to indemnification pursuant to Section 8.03 or Section 8.04, as applicable, with respect to a Loss directly incurred by such Indemnified Party to the extent that any indemnification of, or payments to, such Indemnified Party from a third party with respect to the matter giving rise to such Loss do not constitute full payment of all Losses suffered or incurred by such Indemnified Party with respect thereto.

(f) Payments by the Indemnifying Parties pursuant to Section 8.03 or Section 8.04, as applicable, in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(g) Payments by an Indemnifying Party pursuant to Section 8.03 or Section 8.04, as applicable, in respect of any Loss shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(h) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(i) No Seller Member shall have any obligation to indemnify any Buyer Indemnitee in respect of a breach by another Seller Member of (x) a representation or warranty in Section 3.01, Section 3.31, Section 3.32(a), or Section 3.34, or any Ancillary Document, or (y) a covenant, in each case made by such other Seller Member hereunder or in any Ancillary Document. Each Seller Member shall be solely liable for any indemnification obligations resulting from any such breach by such Seller Member of a representation or warranty in Section 3.01, Section 3.31, Section 3.32(a), or Section 3.34, or any Ancillary Document, or of any covenant made by such Seller Member hereunder or in any Ancillary Document, subject in each case to the limitations set forth elsewhere in this Section 8.07.

Section 8.08 Exclusion of Other Remedies. Subject to Sections 2.04(b), 5.02, and 9.12, and except for claims arising from Fraud or willful misconduct, or willful breach of a covenant by an Indemnifying Party set forth in this Agreement, the Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article VIII shall constitute the sole and exclusive remedies of the Parties for any monetary Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Transactions. The provisions of this Section 8.08 will not, however, prevent or limit a cause of action to enforce any decision or determination of the Independent Accountant.

Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition contained in this Agreement.

Section 8.10 Tax Treatment. The Parties acknowledge and agree that any payment pursuant to this Article VIII shall be treated as an adjustment to the Aggregate Purchase Price under this Agreement for tax purposes to the maximum extent permitted by applicable Laws.

Article IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers’ Representative:	Innovated Assets, LLC 721 Shorecrest Dr. Sarasota Fl 34232 Attention: Kenneth Bond E-mail: kbond@adrizer.com
with a copy, which shall not constitute notice, to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, NY 10112 Attention: Alexander Lazar, Esq. E-mail: ALazar@sheppardmullin.com
If to Buyer:	Vinco Ventures, Inc. 6 North Main Street Fairport, NY 14450 Telephone: (866) 900-0992 Facsimile: (908) 235-4373 Attention: Chief Executive Officer E-Mail: Lking@Vincoventures.com

with a copy, which shall not constitute notice, to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Telephone: (732) 395-4400

Facsimile: (732) 395-4401

Attention: Joseph Lucosky, Esq.; Adele Hogan, Esq.

E-Mail: jlucosky@lucbro.com; ahogan@lucbro.com

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 9.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented, or any provision hereof may be waived, in each case by an agreement in writing signed by Buyer and the Sellers’ Representative, and any such amendment, modification, supplement or waiver shall be binding on all parties hereto, including each of the Seller Members and Buyer, provided that any Party hereto may waive any right or power hereunder in its own behalf. Except for a waiver of any right or provision in favor of the Seller Members given by the Sellers’ Representative, no waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Disclosure Schedules. The Disclosure Schedules will be arranged to correspond to the representations and warranties in Article III of this Agreement, and the disclosure in any section of the Disclosure Schedule shall qualify the corresponding section or paragraph in this Agreement and other sections and paragraphs of Article III solely to the extent it is reasonably apparent on the face of such disclosure that it also specifically qualifies or applies to such other sections and paragraphs. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of applicable Law or breach of any Contract.

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Time of the Essence. Time is of the essence in this Agreement.

Section 9.15 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Unit Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized, as applicable.

BUYER:

VINCO VENTURES, INC.

By:	/s/ Philip Jones
Name:	Philip Jones
Title:	Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

COMPANY:

AdRizer LLC

By:	/s/ Kenneth Bond
Name:	Kenneth Bond
Title:	Manager

SELLER MEMBERS:

Innovated Assets, LLC

By:	/s/ Kenneth Bond
Name:	Kenneth Bond
Title:	Member Manager

GWHIC, LLC

By:	/s/ Grant Herren
Name:	Grant Herren
Title:	Member Manager

/s/ Ben Barokas
Ben Barokas

/s/ Matt Crenshaw
Matt Crenshaw

/s/ Nic Paul
Nic Paul

/s/ Kevin Wall
Kevin Wall

/s/ Tim Wall
Tim Wall

[Signature Page to Unit Purchase Agreement]

SELLERS’ REPRESENTATIVE:

Innovated Assets, LLC

By:	/s/ Kenneth Bond
Name:	Kenneth Bond
Title:	Member Manager

/s/ Kenneth Bond
Kenneth Bond, an individual

/s/ Grant Herren
Grant Herren, an individual

[Signature Page to Unit Purchase Agreement]

Schedule A

Accounting Principles

(attached)

Schedule B

Membership Interests, Performance Units, Allocation of Closing Cash Payment, and Equity Percentages

Schedule C

Contractors

Schedule D

Organizational Chart

(attached)

Exhibit A

FORM OF ESCROW AGREEMENT

(attached)

Exhibit B

Joinder and Release Agreements

(attached)

Exhibit C

Form of Assignment

(attached)

Exhibit D

Form of Company Resolutions

(attached)

Exhibit E

Form of Amendment to Mind Tank Operating Agreement

(attached)

Exhibit F

Form of Assignment of Mind Tank Intellectual Property

(attached)

Exhibit G

Disclosure and Information Statement

(attached)

Exhibit H

Disclosure and Information Statement – Phantom Units

(attached)